Exhibit 2.2

SEPARATION AGREEMENT

Dated as of January 26, 2016

By and Between

LOCKHEED MARTIN CORPORATION

and

ABACUS INNOVATIONS CORPORATION

i

EXHIBITS

Exhibit A             Definitions

ATTACHMENTS

Attachment I	Internal Reorganization
Attachment II	Spinco Business
Attachment III	Accounting Principles
Attachment IV	Form of Bill of Sale, Assignment and Assumption Agreement—Parent to Spinco
Attachment V	Form of Bill of Sale, Assignment and Assumption Agreement—Spinco to Parent
Attachment VI	Employee Matters Agreement
Attachment VII	Form of Intellectual Property Matters Agreement
Attachment VIII	Form of Shared Contracts Agreement—Shared Contracts (Parent Companies)
Attachment IX	Form of Shared Contracts Agreement—Shared Contracts (Spinco Companies)
Attachment X	Contract Close-Out Protocol
Attachment XI	Form of Subcontract Pending Novation—Parent to Spinco
Attachment XII	Form of Subcontract Pending Novation—Spinco to Parent
Attachment XIII	Form of Supply Agreement—Parent to Spinco
Attachment XIV	Form of Supply Agreement—Spinco to Parent
Attachment XV	Tax Matters Agreement
Attachment XVI	Form of Transition Services Agreement—Parent to Spinco
Attachment XVII	Form of Transition Services Agreement—Spinco to Parent
Attachment XVIII	Sublease Term Sheets
Attachment XIX	Lease Term Sheets
Attachment XX	Licensed Premises Term Sheets
Attachment XXI	Leaseback Term Sheets
Attachment XXII	Form of Assignment and Assumption of Lease

SCHEDULES

Schedule 5.05(a)	Parent Counsel
Schedule 8.05(c)	Parent Financial Support Arrangements
Schedule A-1	Assumed Liabilities
Schedule A-2	Transferred Contracts
Schedule A-3	Certain Transferred Contracts
Schedule A-4	Excluded Assets
Schedule A-5	Excluded Contracts
Schedule A-6	Leaseback Facilities
Schedule A-7	Leased Facilities
Schedule A-8	Shared Facilities
Schedule A-9	Spinco Subsidiaries
Schedule A-10	Subleased Facilities
Schedule A-11	Spinco Joint Venture Entities
Schedule A-12	Transferred Assets
Schedule A-13	Transferred Leased Real Property
Schedule A-14	Transferred Owned Real Property
Schedule A-15	Government Bids
Schedule A-16	Excluded Liabilities
Schedule A-17	Special Indemnity

SEPARATION AGREEMENT

This Separation Agreement (together with the Exhibits, Attachments and Schedules hereto, this “Agreement”) is made as of the 26th day of January 2016, by and between Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Spinco”). Each of Parent and Spinco is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent, among other things, is engaged, directly and indirectly through certain of its Subsidiaries, in the Spinco Business;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate the Spinco Business from the remaining businesses of Parent and its Subsidiaries (the “Separation”), on the terms and conditions set forth in this Agreement and the other Transaction Documents;

WHEREAS, pursuant to the Agreement and Plan of Merger dated of even date herewith, (the “Merger Agreement”), among Parent, Spinco, Leidos Holdings, Inc., a Delaware corporation (“Merger Partner”) and Lion Merger Co., a Delaware corporation and wholly owned subsidiary of Merger Partner (“Merger Partner Sub”), immediately following the Distribution, Merger Partner Sub will merge with and into Spinco (the “Merger”) and, in connection with the Merger, Spinco Common Stock will be converted into shares of common stock of Merger Partner on the terms and conditions set forth in the Merger Agreement;

WHEREAS, upon the terms and conditions set forth in this Agreement, Parent desires to reorganize the Spinco Business so that it is conducted through Spinco and Subsidiaries of Spinco;

WHEREAS, in connection with the reorganization of the Spinco Business, Parent desires to transfer, or to cause the Affiliated Transferors to transfer, to the Spinco Companies certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to the Spinco Companies, and the Spinco Companies desire to receive such assets and assume such liabilities;

WHEREAS, in connection with the reorganization of the Spinco Business, Spinco desires to transfer, or to cause the Spinco Subsidiaries to transfer, to the Parent Companies certain of the assets held, owned or used by Spinco and the Spinco Subsidiaries to conduct the Parent Business, and to assign certain liabilities associated with the Parent Business to the Parent Companies, and Parent desires to receive such assets and assume such liabilities;

WHEREAS, to implement the Separation, following the internal reorganization of the Spinco Business as set forth in Attachment I (the “Internal Reorganization”) and upon the terms and conditions set forth in this Agreement, the Board of Directors of Parent has determined either to (a) distribute, without consideration, all of the then outstanding shares of capital stock of Spinco to Parent’s stockholders by way of a pro rata dividend (the “One-Step Spin-Off”), or

(b) consummate an offer to exchange shares of Spinco Common Stock for currently outstanding shares of Parent Common Stock (the “Exchange Offer”) and, in the event that Parent’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, distribute, without consideration and pro rata to holders of Parent Common Stock, any unsubscribed Spinco Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent may be treated for U.S. federal income Tax purposes as having distributed all of the Spinco Common Stock to its stockholders (the “Clean-Up Spin-Off”);

WHEREAS, the disposition by Parent of the Spinco Common Stock to Parent stockholders, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off, if necessary), is referred to as the “Distribution”;

WHEREAS, Parent and Spinco contemplate that, concurrently with or immediately prior to the Internal Reorganization and on the terms and conditions set forth in this Agreement and the other Transaction Documents, Spinco will enter into the definitive debt financing arrangements contemplated by the Spinco Commitment Letter and as further described in this Agreement and in the Merger Agreement (the “Spinco Financing Arrangements”);

WHEREAS, in connection with the Separation, Parent and Spinco each have determined that it is appropriate for Spinco to pay the Spinco Special Cash Payment to Parent on the terms and conditions set forth in this Agreement and in the Merger Agreement;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the Spinco Transfer, the Parent Cash Distribution and the Distribution will be treated as contemplated by the Tax Matters Agreement and, accordingly, that the (a) Spinco Transfer and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of Parent and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as such, qualifies as a distribution of Spinco Common Stock to Parent’s shareholders pursuant to Section 355 of the Code, and (c) the Parent Cash Distribution qualifies as money distributed to Parent creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code;

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time, the Internal Reorganization, the Spinco Transfer, the Spinco Special Cash Payment and the Distribution will have been completed;

WHEREAS, the Parties are entering into the Tax Matters Agreement and the Employee Matters Agreement contemporaneously with this Agreement; and

WHEREAS, the treatment of outstanding Parent stock options, performance stock units, restricted stock units and other types of equity incentive awards in connection with the Merger will be as set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

INTERNAL REORGANIZATION AND SEPARATION

Section 2.01 Internal Reorganization. At or prior to the Distribution Effective Time, to the extent not already completed, each of Parent and Spinco shall, and shall cause their Affiliates to, take such steps (which may include transfers of shares or other equity interests, formation of new entities and/or declarations of dividends) as may be necessary or desirable to effect the Internal Reorganization.

Section 2.02 Conveyance of Assets; Assumption and Discharge of Liabilities.

(a) Except as otherwise expressly provided herein or in any of the other Transaction Documents, and except to the extent previously effected pursuant to the Internal Reorganization, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Distribution Effective Time:

(i) Parent will assign, transfer, convey and deliver (“Transfer”), or will cause the Affiliated Transferors to Transfer, to Spinco or to one or more Spinco Companies as Spinco may designate, and Spinco will accept from Parent (or the applicable Affiliated Transferor), or will cause any applicable Spinco Subsidiary to accept, all of Parent’s and the applicable Affiliated Transferors’ respective right, title and interest in and to all of the Transferred Assets, including the equity interests in the Spinco Subsidiaries (it being understood that any Transferred Assets that are already held by a Spinco Subsidiary as of the Distribution Effective Time will continue to be held by such Spinco Subsidiary);

(ii) Parent will Transfer, or will cause the Affiliated Transferors to Transfer, to Spinco or to one or more Spinco Companies as Spinco may designate, and Spinco will (or will cause the Spinco Subsidiaries as applicable to) assume, perform, timely pay and discharge when due, fulfill when due and comply with all of the Assumed Liabilities in accordance with their respective terms (it being understood that any Assumed Liabilities that are already Liabilities of a Spinco Subsidiary as of the Distribution Effective Time will continue to be Liabilities of such Spinco Subsidiary);

(iii) Spinco will, and Parent will cause Spinco to, Transfer, or cause the applicable Spinco Subsidiaries to Transfer, to Parent or to such other Parent Companies as Parent may designate (provided such Parent Companies are adequately capitalized immediately following such Transfer), all of Spinco’s and the applicable Spinco Subsidiaries’ respective right, title and interest in and to all of the Excluded Assets (it being understood that any Excluded Assets that are already held by a Parent Company as of the Distribution Effective Time will continue to be held by such Parent Company); and

(iv) Spinco will, and Parent will cause Spinco to, Transfer, or will cause the applicable Spinco Subsidiaries to Transfer, to Parent or to such other Parent Companies as Parent may designate (provided such Parent Companies are adequately capitalized immediately following such Transfer), and Parent will (or will cause the other Parent Companies as applicable to) assume, perform, timely pay and discharge when due, fulfill when due and comply with all of the Excluded Liabilities in accordance with their respective terms (it being understood that any Excluded Liabilities that are already Liabilities of a Parent Company as of the Distribution Effective Time will continue to be Liabilities of such Parent Company).

(b) In the event that any Transfer of an Asset or assumption of a Liability required by any of the Transaction Documents is not effected at or before the Distribution Effective Time, the obligation to Transfer such Asset or assume such Liability shall continue after the Distribution Effective Time and shall be accomplished as soon thereafter as practicable, subject to the terms and conditions set forth in the Transaction Documents.

(c) From and after the Distribution Effective Time, each Party shall promptly Transfer or cause the other members of its Group promptly to Transfer to the other Party or the appropriate member of the other Party’s Group, from time to time, any property received that is allocated to the other Party or a member of the other Party’s Group pursuant to this Agreement or the other Transaction Documents. Without limiting the foregoing and without limiting the provisions of Section 8.06, in the event any Party (or any of the other Parent Companies or other Spinco Companies, as applicable) shall, after the Distribution Effective Time, receive funds upon the payment of accounts receivable or other amounts under Contracts or other Assets or Liabilities that are allocated to a member of the other Group pursuant to this Agreement or the other Transaction Documents, such Party will Transfer, or cause to be Transferred, such funds to the applicable member of the other Group by wire transfer promptly after the receiving party becomes aware of having received such funds.

(d) Notwithstanding anything in this Section 2.02, Section 2.03 or Section 2.04 to the contrary, no Parent Company or any of its Affiliates shall be required to undertake any action or arrangement contemplated by such section that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the Tax-Free Status.

Section 2.03 Assignment of Contracts and Rights by Parent Group.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract constituting a Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any Contract to which any Parent Company is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Parent Company or any Spinco Company thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Parties shall use reasonable best efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to Spinco, or written confirmation from such parties reasonably satisfactory in form and substance to Parent confirming that such consent is not required. If a required consent is not obtained prior to the Distribution Effective Time with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to Applicable Law, Parent and Spinco shall cooperate to enter into, as of the Distribution Effective Time, a mutually agreeable arrangement under which (i) Spinco would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of Parent Companies under such Contract in accordance with this Agreement, (ii) Spinco would assume all obligations of Parent Companies under such Contracts and agree to perform and discharge all obligations under such Contracts, and (iii) Parent Companies would enforce at Spinco’s cost and at the reasonable request of and for the benefit of Spinco, any and all claims, rights and benefits of Parent Companies against any third party thereto arising from any such Contract; provided that neither Party shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event Spinco shall elect to make any payment of money or other transfer of value, including any consent fee, transfer fee or similar arrangement, whether in connection with obtaining any consent under this Section 2.03(a) or entering into any arrangement contemplated by the preceding sentence (collectively, a “Consent Fee”), Spinco shall be solely responsible for such Consent Fee. Notwithstanding the foregoing provisions of this Section 2.03(a), in the case of commercial off-the-shelf (“COTS”) software that is readily available, licensed pursuant to a standard non-negotiable “shrink wrap” or other license agreement and generally has a purchase price of $10,000 or less per copy, instance, seat or user, Spinco shall have the sole responsibility for obtaining and shall use reasonable best efforts to obtain license rights to use such software at Spinco’s cost and expense, and Parent shall have no obligation to assign or transfer, or to seek consent for the assignment or transfer of, or to grant any sublicense or other right in connection with, any such COTS software or any Contract related thereto; provided, however, that the foregoing shall not limit the terms of the Transition Services Agreement—Parent to Spinco or Section 11.03 of this Agreement; and provided, further, that upon reasonable request of Spinco, Parent shall provide reasonable assistance to Spinco in connection with obtaining such license rights.

(b) Parent Companies shall promptly pay to Spinco, when received, all monies received by Parent Companies under any Contract constituting a Transferred Asset or any claim, right or benefit arising thereunder not transferred to Spinco at the Distribution Effective Time as a result of the provisions of this Section 2.03. Spinco shall promptly reimburse Parent Companies (or pay at the request of Parent) any Assumed Liabilities not assumed by Spinco at the Distribution Effective Time as a result of the provisions of this Section 2.03, as well as all third party costs and expenses incurred or Damages suffered by Parent Companies in enforcing any claims, rights and benefits under any Contracts in accordance with Section 2.03(a).

(c) Without limiting the provisions of this Section 2.03, this Agreement shall not constitute an agreement of any Parent Company to Transfer any confidential or proprietary data or information of any Person other than Parent and its Affiliates (“Third Party Proprietary Information”) to any Spinco Company, and shall not constitute an authorization to use such Third Party Proprietary Information, to the extent such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which any Parent Company is a party. With respect to any such Third Party Proprietary Information, from and after the date hereof, Parent shall be responsible for obtaining, and shall use commercially reasonable efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain, any required consent for the Transfer or use, as applicable, of such Third Party Proprietary Information to Spinco Companies at the Distribution Effective Time. Without limiting the foregoing, Spinco Companies shall, upon request of Parent or any third party, enter into a proprietary information agreement or other confidentiality or similar agreement with any third party requiring Spinco Companies to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between Parent Companies with respect to the Spinco Business and any such third parties. To the extent any such consent is not obtained in accordance with the foregoing at or prior to the Distribution Effective Time, then the Spinco Companies shall be solely responsible for obtaining such consent at their sole cost and expense.

(d) Without limiting the provisions of this Section 2.03, to the extent Parent or a Subsidiary of Parent is restricted under Applicable Law from effecting the Transfer hereunder to Spinco or the applicable Spinco Companies of any Data constituting a Transferred Asset, or the granting of the Right to Use any Data pursuant to Section 2.10, this Agreement shall not constitute an agreement to Transfer such Data, or grant such Right to Use, to the extent such Transfer or grant would violate Applicable Law. With respect to any such Data, from and after the date hereof, the Parties shall reasonably cooperate with each other and use reasonable best efforts to eliminate such restriction in compliance with Applicable Law (including, if applicable, to obtain any required authorization of any Governmental Authority), and the Parties shall keep each other reasonably apprised of the Parties’ progress with respect thereto. If any such restriction cannot be so eliminated prior to the Distribution Effective Time with respect to any such Data, Parent and Spinco shall continue to so reasonably cooperate and use such reasonable best efforts to effect such Transfer or grant of Right to Use as soon as practicable following the Distribution Effective Time.

Section 2.04 Assignment of Contracts and Rights by Spinco Group.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract constituting an Excluded Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any Contract to which any Parent Company or Spinco Company is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Spinco Company or any Parent Company thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Parties shall use reasonable best efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to a Parent Company, or written confirmation from such parties reasonably satisfactory in form and substance to Parent confirming that such consent is not required. If a required consent is not obtained prior to the Distribution Effective Time with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to Applicable Law, Parent and Spinco shall cooperate to enter into, as of the Distribution Effective Time, a mutually agreeable arrangement under which (i) Parent would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of Spinco Companies under such Contract in accordance with this Agreement, (ii) Parent would assume all obligations of Spinco Companies under such Contracts and agree to perform and discharge all obligations under such Contracts, and (iii) Spinco Companies would enforce at Parent’s cost and at the reasonable request of and for the benefit of Parent, any and all claims, rights and benefits of Spinco Companies against any third party thereto arising from any such Contract; provided that neither Party shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event Parent shall elect to pay any Consent Fee, Parent shall be solely responsible for such Consent Fee. Notwithstanding the foregoing provisions of this Section 2.04(a), in the case of COTS software that is readily available, licensed pursuant to a standard non-negotiable “shrink wrap” or other license agreement and generally has a purchase price of $10,000 or less per copy, instance, seat or user, Parent shall have the sole responsibility for obtaining and shall use reasonable best efforts to obtain license rights to use such software at Parent’s cost and expense, and Spinco shall have no obligation to assign or transfer, or to seek consent for the assignment or transfer of, or to grant any sublicense or other right in connection with, any such COTS software or any Contract related thereto; provided, however, that the foregoing shall not limit the terms of the Transition Services Agreement—Spinco to Parent or Section 11.03 of this Agreement; and provided, further, that upon reasonable request of Parent, Spinco shall provide reasonable assistance to Parent in connection with obtaining such license rights.

(b) Spinco Companies shall promptly pay to Parent when received, all monies received by Spinco Companies under any Contract constituting an Excluded Asset or any claim, right or benefit arising thereunder not transferred to Parent at the Distribution Effective Time as a result of the provisions of this Section 2.04. Parent shall promptly reimburse Spinco Companies (or pay at the request of Spinco) any Excluded Liabilities not assumed by Parent at the Distribution Effective Time as a result of the provisions of this Section 2.04, as well as all third party costs and expenses incurred or Damages suffered by Spinco Companies in enforcing any claims, rights and benefits under any Contracts in accordance with Section 2.04(a).

(c) Without limiting the provisions of this Section 2.04, (i) this Agreement shall not constitute an agreement of any Spinco Company to Transfer any Third Party Proprietary Information to any Parent Company, and shall not constitute an authorization to use such Third Party Proprietary Information, to the extent such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which any Spinco Company is a party. With respect to any such Third Party Proprietary Information, from and after the date hereof, Spinco shall be responsible for obtaining, and shall use commercially reasonable efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the Transfer or use, as applicable, of such Third Party Proprietary Information to Parent Companies at the Distribution Effective Time. Without limiting the foregoing, Parent Companies shall, upon request of Spinco or any third party, enter into a proprietary information agreement or other confidentiality or similar agreement with any third party requiring Parent Companies to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between Spinco Companies with respect to the Parent Business and any such third parties. To the extent any such consent is not obtained in accordance with the foregoing at or prior to the Distribution Effective Time, then the Parent Companies shall be solely responsible for obtaining such consent at their sole cost and expense.

Section 2.05 Certain Transaction Documents. In furtherance of the Separation, on the Distribution Date, Parent and Spinco shall execute and deliver (or shall cause the applicable Affiliated Transferor or Spinco Subsidiary to execute and deliver):

(a) one or more Assignment and Assumption Agreements—Parent to Spinco;

(b) one or more Assignment and Assumption Agreements—Spinco to Parent;

(c) the Transition Services Agreement—Parent to Spinco;

(d) the Transition Services Agreement—Spinco to Parent;

(e) the Supply Agreement—Parent to Spinco;

(f) the Supply Agreement—Spinco to Parent;

(g) the Intellectual Property Matters Agreement;

(h) the Subcontract Pending Novation—Parent to Spinco;

(i) the Subcontract Pending Novation—Spinco to Parent;

(j) the Shared Contracts Agreement—Shared Contracts (Parent Companies);

(k) the Shared Contracts Agreement—Shared Contracts (Spinco Companies);

(l) an Assignment and Assumption of Lease Agreement in respect of each lease agreement for the Transferred Leased Real Property;

(m) subleases to Spinco (or certain Spinco Companies) in respect of each of the Subleased Premises on the terms and conditions contemplated by the Sublease Term Sheets;

(n) leases to Spinco (or certain Spinco Companies) in respect of each of the Leased Premises on the terms and conditions contemplated by the Lease Term Sheets;

(o) licenses to Spinco (or certain Spinco Companies) in respect of the Licensed Premises on the terms and conditions contemplated by the Licensed Premises Term Sheets;

(p) leases to Parent (or certain Parent Companies) in respect of certain Spinco Owned Real Property on the terms and conditions contemplated by the Leaseback Term Sheets; and

(q) such other agreements, assignments, leases, subleases, documents or instruments as the Parties agree are necessary or desirable to achieve the purposes set forth in the Transaction Documents.

Section 2.06 Limitation of Liability; Intercompany Accounts.

(a) Except as provided in this Section 2.06 and in Article VII, neither Parent nor Spinco nor any member of their respective Groups shall have any Liability to the other or any member of its Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time (other than this Agreement or any Transaction Document), and each of Parent and Spinco hereby terminates, and shall cause all members in its respective Group to terminate, any and all then-existing agreements, arrangements, courses of dealing or understandings between it or any members of its Group and the other Party, or any members of its Group, effective as of the Distribution Effective Time (other than (i) this Agreement or any Transaction Document or any agreement entered into in connection with or in order to consummate the Contemplated Transactions and (ii) any Contracts to which any non-wholly owned Subsidiary of Parent or Spinco, as the case may be, is a party (it being understood that to the extent Assets and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, as the case may be, they will be allocated pursuant to this Agreement)), and any such Liability, whether or not in writing, that is not reflected in any Transaction Document or other agreement entered into in connection with the Contemplated Transactions or in order to consummate the Contemplated Transactions, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.

(b) Each Intercompany Account outstanding prior to the Distribution Effective Time shall be satisfied and/or settled by the relevant Parent Company and Spinco Company no later than the Distribution Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, (iii) non-cash intercompany transfer and settlement through Parent’s corporate procedures, or (iv) cash payment, in each case as determined by the Parties.

Section 2.07 Treatment of Shared Contracts. The Parties agree as to matters relating to the Shared Contracts as set forth in the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreement – Shared Contracts (Spinco Companies). In the event of any inconsistency regarding matters relating to Shared Contracts between the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreement – Shared Contracts (Spinco Companies) and this Agreement, the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreement – Shared Contracts (Spinco Companies) shall govern to the extent of the inconsistency.

Section 2.08 Cash and Working Capital Adjustment.

(a) Promptly following the Distribution Date, but in no event later than 60 days after the Distribution Date, Spinco shall, at its expense, prepare and submit to Parent a balance sheet of the Spinco Business as of 11:59 p.m. on the day prior to the Distribution Date (the “Proposed Statement” and such time, the “Cut-Off Time”) prepared in accordance with the Accounting Principles and a statement setting forth, in reasonable detail using the format in the illustrative example attached to the Accounting Principles, Spinco’s calculation of (x) Cash as of the Cut-Off Time (the “Proposed Closing Cash”) and (y) the Net Working Capital of the Spinco Business as of the Cut-Off Time (the “Proposed Final Net Working Capital Amount”). In the event Parent disputes the correctness of the Proposed Closing Cash or the Proposed Final Net Working Capital Amount, Parent shall notify Spinco in writing of its objections within 60 days after receipt of Spinco’s Proposed Statement and Spinco’s calculation of the Proposed Closing Cash and the Proposed Final Net Working Capital Amount, and shall set forth, in writing and in reasonable detail, the reasons for Parent’s objections; provided, however, that such 60-day period shall be tolled for any period during which Spinco shall fail to make available to Parent all books, records, documents and work papers required to be made available to Parent under Section 2.08(d). If Parent fails to deliver such notice of objections within such time, Parent shall be deemed to have accepted Spinco’s calculation. To the extent Parent does not object within the time period contemplated by this Section 2.08(a) to a matter in the statement of the Proposed Closing Cash or the Proposed Final Net Working Capital Amount prepared and submitted by Spinco, Parent shall be deemed to have accepted Spinco’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Parent and Spinco shall endeavor in good faith to resolve any disputed matters within 30 days after Spinco’s receipt of Parent’s notice of objections. If Parent and Spinco are unable to resolve the disputed matters, Parent and Spinco jointly shall, as soon as practicable and in any event within 25 days after the expiration of such 30-day period, engage RSM US LLP (or if RSM US LLP is unwilling or unable to serve, a nationally known independent accounting firm, which firm shall not be the then regular auditors of Parent,Spinco or RMT Partner, that is jointly appointed by the parties within 15 days of the date that RSM US LLP confirms, in writing, that it is unable or unwilling to act as the Unaffiliated Accounting Firm as provided herein) (the firm so engaged, “Unaffiliated Accounting Firm”), to resolve the matters in dispute (in a manner consistent with this Section 2.08). Promptly after joint engagement of the Unaffiliated Accounting Firm, Parent and Spinco shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Accounting Principles, Spinco’s Proposed Statement, Spinco’s statement of the Proposed Closing Cash and the Proposed Final Net Working Capital Amount (as applicable) and Parent’s written notice of objections thereto. Each of Parent and Spinco shall deliver to the Unaffiliated Accounting Firm and to the other party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by Spinco’s statement of the Proposed Closing Cash and the Proposed Final Net Working Capital Amount or Parent’s notice of objections, but may not be outside of the range of Spinco’s statement of the Proposed Closing Cash or the Proposed Final Net Working Capital Amount (as applicable) or Parent’s notice of objections) within 15 days of the engagement of such Unaffiliated Accounting Firm. Each of Parent and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within 30 days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. The Unaffiliated Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm, and in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have 30 days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.08(a) and to deliver its written determination, acting as expert and not as arbitrator, with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the balance sheet of the Spinco Business as of the Cut-Off Time, the Net Working Capital of the Spinco Business as the Cut-Off Time and the Closing Cash (as applicable). The Unaffiliated Accounting Firm shall resolve the differences regarding Spinco’s Proposed Statement, the Proposed Final Net Working Capital Amount and the Proposed Closing Cash based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual disputed items on Spinco’s Proposed Statement and Spinco’s statement of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash were prepared in accordance with the terms of Section 2.08(b). In resolving each disputed item, the Unaffiliated Accounting Firm shall choose either the value assigned by Parent to such item or the value assigned by Spinco to such item based on the Unaffiliated Accounting Firm’s assessment of which value is most consistent with the Accounting Principles, and may not assign a value for any item other than a value proposed by Parent or Spinco in its respective initial submission to the Unaffiliated Accounting Firm. The determination of the Unaffiliated Accounting Firm in respect of the correctness of each matter remaining in dispute shall be final, conclusive and binding on Parent and Spinco and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction. The balance sheet of the Spinco Business as of the Cut-Off Time, and the Net Working Capital of the Spinco Business as of the Cut-Off Time, as finally determined pursuant to this Section 2.08(a) (whether by failure of Parent to deliver notice of objection, by agreement of Parent and Spinco or by determination of the Unaffiliated Accounting Firm), are referred to herein as the “Final Statement” and the “Final Net Working Capital Amount,” respectively. The Closing Cash of the Spinco Business as of the Cut-Off Time, as finally determined pursuant to this Section 2.08(a) (whether by failure of Parent to deliver notice of objection, by agreement of Parent and Spinco or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Closing Cash.”

(b) The Proposed Statement and the Final Statement shall be prepared, and the Proposed Final Net Working Capital Amount and the Final Net Working Capital Amount, and the Proposed Closing Cash and the Final Closing Cash, shall be determined, in accordance with the accounting principles, policies, practices and methods described on Attachment III (the “Accounting Principles”).

(c) Not later than five Business Days after the determination of the Final Net Working Capital Amount and the Final Closing Cash, a payment by wire transfer in respect thereof shall be made as follows:

(i) If the Final Net Working Capital Amount is greater than $22,000,000, then (x) the amount of such excess, plus (y) the Final Closing Cash, shall be paid to Parent by Spinco;

(ii) If the Final Net Working Capital Amount is less than $12,000,000, then (x) the amount of such deficit minus (y) the Final Closing Cash, shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the deficit amount in clause (x), then the difference between the Final Closing Cash minus the deficit amount in clause (x) shall be paid to Parent by Spinco); and

(iii) If the Final Net Working Capital Amount is greater than or equal to $12,000,000 but less than or equal to $22,000,000, then the Final Closing Cash shall be paid to Parent by Spinco.

Any payment pursuant to this Section 2.08(c) shall be treated as an adjustment to the Spinco Special Cash Payment for Tax purposes and shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment. Any funds received by Parent pursuant to this Section 2.08(c) shall be maintained in a Segregated Account in accordance with the terms and conditions set forth in Section 3.04(b).

(d) Spinco shall make available to Parent and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents and work papers (subject to, in the case of independent accountant work papers, Parent or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) (i) transferred by Parent Companies to Spinco in connection with the Contemplated Transactions or otherwise in the possession of any Spinco Company as of the Closing, or (ii) created or prepared by or for Spinco in connection with the preparation of the Proposed Statement and the calculation of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash and the other matters contemplated by Section 2.08(a). Without limiting the foregoing, it is acknowledged and agreed that certain Contracts constituting Transferred Assets may require security clearances or special program accesses, or may contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof (collectively, the “Undisclosable Contracts”). Spinco shall use reasonable best efforts to obtain all required security clearances, special program accesses or the approval of customers or other Persons as necessary to allow Parent and, if applicable, the Unaffiliated Accounting Firm, to conduct a review of the Undisclosable Contracts to the extent necessary to review and evaluate Spinco’s statement of the Proposed Final Net Working Capital Amount and the Proposed

Closing Cash. Upon Parent’s receipt of necessary security clearances, special program accesses or approvals of customers or other Persons, as the case may be, Spinco shall permit Parent and its Representatives (including the Unaffiliated Accounting Firm, if applicable) to conduct a review of such Undisclosable Contracts, subject to the terms and conditions of the clearances, accesses or approvals and the provisions of Applicable Law. If Spinco is unable to obtain all necessary security clearances, special program accesses or approvals of customers or other Persons to allow disclosure of the Undisclosable Contracts to Parent and the Unaffiliated Accounting Firm, if applicable, then Spinco shall, upon request of Parent, provide a certification of the Chief Financial Officer of Spinco as to the accuracy and completeness of the Proposed Statement and all revenue, costs, earnings, inventory, accounts receivable, accounts payable and other data with respect to such Undisclosable Contracts taken into account in Spinco’s preparation of the Proposed Statement and Spinco’s calculation of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash.

(e) The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be paid one-half by Parent and one-half by Spinco.

Section 2.09 Certain Resignations. At or prior to the Distribution Date, Parent shall cause each director or employee of the Parent and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective no later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve.

Section 2.10 Right to Use Data.

(a) It is acknowledged and agreed that the Spinco Companies (on a perpetual and irrevocable basis) shall be permitted to possess and retain non-exclusive copies of all Shared Parent Company Data, Shared Third Party Data and Parent Company Contract Data and shall have (and are hereby granted as of the time immediately prior to the Spinco Transfer) a Right to Use all such Data in connection with the operation of the Spinco Business, in all cases in a manner consistent with the manner in which such Data has been used by the Spinco Business prior to the Distribution Date; provided that the Spinco Companies’ Right to Use the Parent Company Contract Data shall be limited to the use of such Parent Company Contract Data in connection with the bidding, proposal or performance of the applicable Contracts of the Spinco Business with respect to which such Parent Company Contract Data was provided.

(b) It is acknowledged and agreed that the Parent Companies (on a perpetual and irrevocable basis) shall be permitted to possess and retain non-exclusive copies of all Shared Spinco Company Data and shall have (and are hereby granted as of the time immediately prior to the Spinco Transfer) a Right to Use all such Data in connection with the operation of the Parent Business, in all cases in a manner consistent with the manner in which such Data has been used by the Parent Business prior to the Distribution Date.

ARTICLE III

CERTAIN COVENANTS, AGREEMENTS AND ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.01 Governmental Filings; Consents.

(a) The Parties shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, including Section 8.01, and the terms and conditions of the Merger Agreement, including Section 7.06(b) of the Merger Agreement, Parent and Spinco shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Contemplated Transactions, including using reasonable best efforts to obtain consents and approvals of all Governmental Authorities and other Persons necessary to consummate the Distribution and the other Contemplated Transactions. Except as otherwise expressly contemplated by another provision of the Transaction Documents, each Party shall bear its respective costs and expenses incurred in connection with obtaining such consents and approvals.

(b) Without limiting the provisions of this Section 3.01, Spinco agrees to provide such assurances as to financial capability, resources and creditworthiness as reasonably may be requested by any Governmental Authority, the consent or approval of which is sought or with whom a filing is made hereunder.

(c) As soon as practicable after the date of this Agreement, the Parties shall prepare and submit (i) to the Defense Security Service of the United States Department of Defense (“DSS”) and, to the extent applicable, any other Governmental Authority, notification of the Contemplated Transactions pursuant to the NISPOM and any other applicable national or industrial security regulations, and (ii) to any other Governmental Authority (including without limitation customers under Government Contracts and prospective customers under Government Bids) appropriate notifications and disclosures in connection with the Contemplated Transactions.

(d) The Parties agree that the level of efforts to obtain any approvals related to any Antitrust Law shall be governed by Section 7.06 of the Merger Agreement.

Section 3.02 Treatment of Cash.

(a) From the date of this Agreement until the Cut-Off Time, the Spinco Companies shall make capital and other expenditures and operate their respective businesses and operations, including cash management, accounts payable and receivables collection systems, in the ordinary course of business consistent with past practice and subject to Applicable Law (including any Applicable Law regarding the payment of dividends or distributions) and any Contract applicable to any Parent Company or any Spinco Company or their respective businesses.

(b) From the date of this Agreement until the Cut-Off Time, Parent shall be entitled to use, retain or otherwise dispose of all cash generated by the Spinco Business and the Transferred Assets, subject to Applicable Law and any Contract applicable to any Parent Company or any Spinco Company or their respective businesses.

(c) After the Cut-Off Time, no Spinco Company shall pay or declare any cash dividend or distribution of cash to any Parent Company, or otherwise make any cash payment to any Parent Company that would otherwise have the effect of reducing the Closing Cash after the Cut-Off Time prior to the Closing, except (i) the Spinco Special Cash Payment, or (ii) if expressly provided for in this Agreement (other than Section 2.06(b)) or any other Transaction Document.

Section 3.03 Issuance of Spinco Common Stock. On or before the Distribution Date, in connection with the transfer of the Transferred Assets to the Spinco Companies and the assumption of the Assumed Liabilities by the Spinco Companies as provided in this Agreement, Spinco will issue and deliver to Parent a certificate representing a number of shares of Spinco Common Stock in an amount determined pursuant to Section 2.04(d) of the Merger Agreement.

Section 3.04 Spinco Financing Arrangements.

(a) On or before the Distribution Date, subject to the terms and conditions of Section 7.08 of the Merger Agreement, Spinco shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount equal to the Spinco Borrowing Amount, which indebtedness shall consist of borrowings under a credit facility on the terms and conditions contemplated by the Spinco Commitment Letter (collectively, the “Spinco Debt”).

(b) Between the date of this Agreement and the Distribution Effective Time, subject to the terms and conditions of Section 7.08 of the Merger Agreement, Spinco shall incur the Spinco Debt and receive the proceeds thereof. Immediately thereafter and prior to the Distribution, Parent shall effect the Spinco Transfer. As consideration for the Spinco Transfer, Spinco shall (i) issue and deliver to Parent a certificate representing shares of Spinco Common Stock to be issued in accordance with Section 3.03 and (ii) pay to Parent the Spinco Special Cash Payment in immediately available funds to one or more accounts designated in writing by Parent. Parent will maintain the funds received from the Spinco Special Cash Payment in a non-interest bearing segregated bank account (a “Segregated Account”) and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Within 18 months following the Distribution, Parent will distribute the cash held in the Segregated Account to (x) Parent’s creditors in retirement of outstanding Parent indebtedness or (y) to Parent’s shareholders in repurchase of, or distribution with respect to, its shares (together, the “Parent Cash Distribution”).

Section 3.05 Spinco Disclosure Controls. Parent shall use commercially reasonable efforts to enable Spinco to integrate Spinco’s existing system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) into that of Merger Partner, including consideration of any appropriate changes in light of the scope of the Spinco Business and the business of Merger Partner and its Subsidiaries, and otherwise maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

ARTICLE IV

THE DISTRIBUTION

Section 4.01 Form of Distribution.

(a) Parent shall elect, in its sole discretion, to effect the Distribution in the form of either (i) the One-Step Spin-Off or (ii) the Exchange Offer, including any Clean-Up Spin-Off.

(b) If Parent elects to effect the Distribution in the form of the One-Step Spin-Off, the Board of Directors of Parent (or a committee of the Board of Directors of Parent acting pursuant to delegated authority), in accordance with Section 2-511 of the Maryland General Corporation Law, any applicable securities laws and the rules and regulations of the New York Stock Exchange, shall set the Record Date and the Distribution Date and Parent shall establish appropriate procedures in connection with the Distribution. In connection with the One-Step Spin-Off, all shares of Spinco Common Stock held by Parent on the Distribution Date will be distributed to Record Holders in the manner determined by Parent and in accordance with Section 4.02.

(c) If Parent elects to effect the Distribution in the form of the Exchange Offer, subject to the terms and conditions of the Merger Agreement, Parent shall determine the terms and conditions of the Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of Parent Common Stock, the period during which the Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the Exchange Offer, which terms and conditions shall comply with all applicable securities laws and the rules and regulations of the New York Stock Exchange. In the event Parent’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be set as of such date in the same manner as provided in Section 4.01(b). The terms and conditions of any Clean-Up Spin-Off shall be as determined by Parent (provided that any shares of Spinco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Parent’s stockholders in the Clean-Up Spin-Off) and shall comply with the provisions of Section 2-511 of the Maryland General Corporation Law, all applicable securities laws and the rules and regulations of the New York Stock Exchange.

Section 4.02 Manner of Effecting Distribution.

(a) If the Distribution is effected by means of the One-Step Spin-Off, subject to the terms and conditions established pursuant to Section 4.01(b), each Record Holder shall be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the number of shares of Spinco Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by the Record Holder on the Record Date and the denominator of which is the total number of shares of Parent Common Stock outstanding on the Record Date.

(b) If the Distribution is effected by means of the Exchange Offer, subject to the terms and conditions established pursuant to Section 4.01(c), each Parent stockholder may elect in the Exchange Offer to exchange a number of shares of Parent Common Stock held by such Parent stockholder for shares of Spinco Common Stock at such an exchange ratio and subject to such other terms and conditions as may be determined by Parent and set forth in the Spinco Registration Statement. The terms and conditions of any Clean-Up Spin-Off shall be as determined by Parent, subject to the provisions of Section 4.02(a), mutatis mutandis, and in compliance with all applicable securities laws and the rules and regulations of the New York Stock Exchange.

(c) No Party, nor any of its Affiliates, will be liable to any Person in respect of any shares of Spinco Common Stock, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar Applicable Law.

Section 4.03 Actions Prior to the Distribution.

(a) Spinco shall cooperate with Parent to give effect to and accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required under Applicable Law in connection with the Distribution. Parent shall be entitled to direct and control the efforts of the Parties in connection with the Distribution, including the selection of an investment bank or banks to manage the Distribution, as well as any financial printer, solicitation agent, exchange agent and financial, legal, accounting and other advisors of Parent, and Spinco shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent. Without limiting the foregoing, Spinco shall and shall cause its employees, advisors, agents, accountants, counsel and other representatives to, as directed by Parent, reasonably cooperate in and take the following actions: (i) preparing and filing a registration statement or statements for the registration under the Securities Act or the Exchange Act, as applicable, on an appropriate registration form or forms designated by Parent (the “Spinco Registration Statement”); (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Distribution, including in any marketing efforts requested by Parent, which participation shall be subject to, and may be concurrent with, any such activities required in respect of the Exchange Offer; (iii) furnishing to any dealer manager or similar agent participating in the Distribution (A) “comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as reasonably may be requested; and (iv) furnishing all historical and forward-looking financial and other relevant financial and other information that is available to Spinco and is reasonably required in connection with the Distribution.

(b) Parent and Spinco shall prepare and mail, prior to the Distribution Date and in accordance with Applicable Law, to the holders of Parent Common Stock, such information concerning Parent, Spinco and Merger Partner, their respective businesses, operations and management, the Distribution and such other matters as Parent reasonably shall determine and as may be required by Applicable Law. Parent and Spinco shall prepare, and Spinco shall, to the extent required by Applicable Law, file with the SEC any such documentation and any requisite no-action letter that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Spinco each shall use reasonable best efforts to obtain all necessary approvals from the SEC with respect to the foregoing as soon as practicable.

(c) Parent and Spinco shall take all actions as may be necessary or desirable under any applicable securities, “blue sky” or comparable laws of the United States, the states and territories thereof and any foreign jurisdiction in connection with the Distribution.

(d) Parent and Spinco shall take all actions and steps reasonably necessary and appropriate to cause the conditions to the Distribution set forth in Section 4.04 to be satisfied as soon as practicable and to effect the Distribution on the Distribution Date in accordance with this Agreement.

Section 4.04 Conditions Precedent to the Distribution. The obligation of Parent to effect the Distribution shall be subject to the fulfillment or waiver (subject to Section 16.02) at or prior to the Distribution Date of each of the following conditions (provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Merger Partner):

(a) Each Transaction Document shall have been executed and delivered by each party thereto; and

(b) Each of the conditions to the obligation of the parties to the Merger Agreement to consummate the Merger and effect the other transactions contemplated by the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereto (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution), including the condition set forth in Section 8.01(a) of the Merger Agreement (but subject to the consummation of the Distribution).

The foregoing conditions are for the benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Board of Directors of Parent to waive or not waive any condition precedent under this Agreement or the Merger Agreement; provided, however, that the foregoing shall not limit Merger Partner’s rights under Section 7.15 of the Merger Agreement.

Section 4.05 Additional Matters in Connection with the Distribution.

(a) Parent, Spinco and the transfer agent or exchange agent appointed in connection with the Distribution, as applicable, shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and deducted in connection with such payments under Applicable Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Upon consummation of the One-Step Spin-Off or the Exchange Offer, Parent shall deliver to the Agent a global certificate representing the Spinco Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent stockholders that are entitled to such shares. Upon a Clean-Up Spin-Off, if any, Parent shall deliver to the Agent an additional global certificate for the account of the Parent stockholders that are entitled to receive shares of Parent Common Stock in such Clean-Up Spin-Off. The Agent shall hold such certificate or certificates, as the case may be, for the account of Parent stockholders pending the Merger, as provided in the Merger Agreement. From immediately after the Distribution Effective Time and to the Merger Effective Time, the shares of Spinco Common Stock shall not be transferable and the transfer agent for the Spinco Common Stock shall not transfer any shares of Spinco Common Stock. Parent shall give written notice of the Distribution Effective Time to the transfer agent or the exchange agent with written authorization to proceed as set forth in Section 4.02.

ARTICLE V

INFORMATION AND CONFIDENTIALITY

Section 5.01 Retention of Information. Spinco and Parent shall preserve all books and records of and substantially related to the Spinco Business for a period of six years commencing on the Distribution Date (or (i) until such time as all statutes of limitations to which such records relate have expired, (ii) in the case of books and records relating to any Government Contract, until the date that is 12 months after the date on which Parent or Spinco, as the case may be, reaches final agreement with the U.S. Government in respect of any open issues applicable to such Government Contract, including the resolution of the incurred costs applicable to such Government Contract and (iii) in the case of books and records as to which Applicable Law, another Transaction Document or a Spinco Subsidiary Acquisition Agreement requires a longer period, for such longer period), and thereafter shall not destroy or dispose of such books and records without giving notice to the other Parties (and, in the case of a Spinco Subsidiary Acquisition Agreement, the respective sellers of the Spinco Subsidiary) of such pending disposal and offering to Parent (or, in the case of a Spinco Subsidiary Acquisition Agreement, the respective sellers of the Spinco Subsidiary) such books and records.

Section 5.02 Access to Information; Cooperation.

(a) Except as may be necessary to comply with any Applicable Laws (including the NISPOM or any Export Control Laws) and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 5.02 and (z) the terms and conditions of any confidentiality or similar agreements between Parent or any of its Subsidiaries and a third party, including customers, vendors and subcontractors, from and after the Distribution Date, Parent shall, and shall cause the other Parent Companies to: (i) afford Spinco and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, Government Contracts, Government Bids, records, books and affairs of Parent Companies, to the extent relating to the conduct of the Spinco Business prior to the Distribution Effective Time, and provide copies of such information as Spinco may reasonably request for any proper purpose, including in connection with (A) any judicial, quasi-judicial, administrative, audit or arbitration proceeding, (B) the preparation of any financial statements or reports and (C) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Transferred Assets, Assumed Liabilities or Indemnified Claims; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any

Transferred Asset or Assumed Liability or any claim or action that relates to occurrences involving the Spinco Business prior to the Distribution Date; provided that Spinco shall reimburse Parent Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by Parent Companies in connection with any such defense, claim or action. Spinco agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.02 in accordance with the provisions of Section 5.04(a).

(b) Except as may be necessary to comply with any Applicable Laws (including the NISPOM or any Export Control Laws) and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 5.02(b), and (z) the terms and conditions of any confidentiality or similar agreements between any Spinco Company and a third party, including customers, vendors and subcontractors, from and after the Distribution Date, Spinco shall, and shall cause the other Spinco Companies to: (i) afford Parent and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, Government Contracts, Government Bids, records, books and affairs of the Spinco Companies, to the extent relating to the Spinco Business prior to the Distribution Effective Time, and provide copies of such information as Parent may reasonably request for any proper purpose, including in connection with (A) any judicial, quasi-judicial, administrative, audit or arbitration proceeding, (B) the preparation of any financial statements or reports and (C) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Excluded Assets, Excluded Liabilities or Indemnified Claims; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Excluded Asset or Excluded Liability or any claim or action that relates to occurrences involving the Spinco Business or the Parent Business prior to the Distribution Date; provided that Parent shall reimburse the Spinco Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by Spinco Companies in connection with any such defense, claim or action. Parent agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.02(b) in accordance with the provisions of Section 5.04.

Section 5.03 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article V, Article VII or the Tax Matters Agreement shall be deemed to remain the property of the providing Party. Unless specifically set forth or contemplated herein, nothing contained in this Agreement shall be construed as granting or conferring license rights or any other rights in any such information.

Section 5.04 Confidentiality.

(a) Spinco shall, and shall cause the other Spinco Companies to, (i) treat and hold as confidential all Parent Company Proprietary Information in the possession or control of the Spinco Companies as of the Distribution Date, (ii) limit disclosure of all such Parent Company Proprietary Information within Spinco’s organization to officers, directors, employees, contractors and representatives of Spinco Companies who in each case are obligated to maintain the confidentiality of all such Parent Company Proprietary Information and have a need to know such Parent Company Proprietary Information in order to accomplish the purpose for which such Parent Company Proprietary Information was disclosed or provided to, or retained by, the Spinco

Companies in accordance with this Agreement (and may disclose Parent Company Proprietary Information pursuant to this clause (ii) only for so long as such purpose continues to be applicable to the Spinco Business), and (iii) refrain from disclosing any such Parent Company Proprietary Information to any other Person without the prior written consent of Parent, in each case for a period commencing on the date of this Agreement and continuing for so long as such Parent Company Proprietary Information constitutes confidential or proprietary information of any Parent Company. Spinco shall, and shall cause the other Spinco Companies to, use such Parent Company Proprietary Information only in connection with the purpose for which such Parent Company Proprietary Information was disclosed or provided to, or retained by the Spinco Business, in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Spinco Business). In the event any Spinco Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Parent Company Proprietary Information, Spinco shall notify Parent promptly of the request or requirement so that Parent, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(a).

(b) If, in the absence of a protective order or receipt of a waiver hereunder, any Spinco Companies are, on the advice of counsel, compelled to disclose such Parent Company Proprietary Information, such Spinco Companies may so disclose such Parent Company Proprietary Information; provided that Spinco shall, and shall cause such other Spinco Companies, as applicable, to, use reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded to such Parent Company Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not prohibit the disclosure of Parent Company Proprietary Information by any Spinco Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to comply with Applicable Law, (v) to provide services to any Parent Companies in accordance with the terms and conditions of any of the Transaction Documents,(vi) to perform any Contracts of the Spinco Business constituting Transferred Assets, or (vii) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents. Within 30 days of any written request of Parent, except to the extent required to perform any then-existing Contracts in the Spinco Business or any of the activities described in clauses (i) through (vii) of the preceding sentence and except to the extent constituting Data to which the Spinco Companies are granted a Right to Use pursuant to Section 2.10, Spinco shall, and shall cause the other Spinco Companies to, promptly cease all use of such specified Parent Company Proprietary Information and use good faith, reasonable commercial efforts to return such specified Parent Company Proprietary Information to Parent, or upon request of Parent, destroy such specified Parent Company Proprietary Information and verify in writing such destruction to Parent; provided that (A) such request shall specify in reasonable detail each applicable item of Parent Company Proprietary Information and such reasonably identifying information as may be helpful to Spinco in locating the relevant Parent Company Proprietary Information (including for example the relevant location within the IT System(s) and business division(s) in which the same was contained as of the Distribution Date or the relevant employees who had access to such Parent Company Proprietary Information as of the Distribution Date), and (B) the Spinco Companies shall have no obligation to destroy any such Parent Company Proprietary Information that is stored in archival or backup systems (provided that the obligations of confidentiality set forth in this Section 5.04 shall continue to apply thereto). Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any Spinco Company, (y) is or becomes available to a Spinco Company on a non-confidential basis from a source that, to Spinco’s or such Spinco Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) following the Distribution, is independently developed by a Spinco Company (other than for the Parent Business).

(c) Parent shall, and shall cause the other Parent Companies to, (i) treat and hold as confidential all Spinco Business Proprietary Information in the possession or control of the Parent Companies as of the Distribution Date, (ii) limit disclosure of all such Spinco Business Proprietary Information within Parent’s organization to officers, directors, employees, contractors and representatives of Parent Companies who in each case are obligated to maintain the confidentiality of all such Parent Company Proprietary Information and have a need to know such Spinco Business Proprietary Information in order to accomplish the purpose for which such Spinco Business Proprietary Information was retained by the Parent Companies in accordance with this Agreement (and may disclose Spinco Business Proprietary Information pursuant to this clause (ii) only for so long as such purpose continues to be applicable to the Parent Companies), and (iii) refrain from disclosing any such Spinco Business Proprietary Information to any other Person without the prior written consent of Parent, in each case for a period commencing on the date of this Agreement and continuing for so long as such Spinco Business Proprietary Information constitutes confidential or proprietary information of any Spinco Company. Parent shall, and shall cause the other Parent Companies to, use such Spinco Business Proprietary Information only in connection with the purpose for which such Spinco Business Proprietary Information was retained by the Parent Companies in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Parent Companies). In the event any Parent Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Spinco Business Proprietary Information, Parent shall notify Spinco promptly of the request or requirement so that Spinco, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(c).

(d) If, in the absence of a protective order or receipt of a waiver hereunder, any Parent Companies are, on the advice of counsel, compelled to disclose such Spinco Business Proprietary Information, such Parent Companies may so disclose such Spinco Business Proprietary Information; provided that Parent shall, and shall cause such other Parent Companies, as applicable, to, use reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded to such Spinco Business Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 5.04(d) shall not prohibit the disclosure of Spinco Business Proprietary Information by any Parent Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to comply with Applicable Law, (v) to provide services to any Spinco Companies in accordance with the terms and conditions of any of the Transaction Documents, (vi) to perform any Contracts of the Parent Business constituting

Excluded Assets, or (vii) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents. Within 30 days of any written request of Spinco, except to the extent required to perform any then-existing Contracts in the Parent Business or any of the activities described in clauses (i) through (vii) of the preceding sentence and except to the extent constituting Data to which the Parent Companies are granted a Right to Use pursuant to Section 2.10, Parent shall, and shall cause the other Parent Companies to, promptly cease all use of such specified Spinco Business Proprietary Information and use good faith, reasonable commercial efforts to return such specified Spinco Business Proprietary Information to Spinco, or upon request of Spinco, destroy such specified Spinco Business Proprietary Information and verify in writing such destruction to Spinco, provided that (A) such request shall specify in reasonable detail each applicable item of Spinco Business Proprietary Information and such reasonably identifying information as may be helpful to Parent in locating the relevant Spinco Company Proprietary Information (including for example the relevant location within the IT System(s) and business division(s) in which the same was contained as of the Distribution Date or the relevant employees who had access to such Spinco Company Proprietary Information as of the Distribution Date), and (B) the Parent Companies shall have no obligation to destroy any such Spinco Business Proprietary Information that is stored in archival or backup systems (provided that the obligations of confidentiality set forth in this Section 5.04 shall continue to apply thereto). Notwithstanding the foregoing, the provisions of this Section 5.04(d) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any Parent Company, or (y) is or becomes available to a Parent Company on a non-confidential basis from a source that, to Parent’s or such Parent Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (z) is or has been independently developed by a Parent Company (other than exclusively for the Spinco Business).

Section 5.05 Privilege and Related Rights.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time in respect of the Spinco Business have been and will be rendered for the collective benefit of each of the Parent Companies and the Spinco Companies, and that each of the Parent Companies and the Spinco Companies shall be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting any privileges, protections or doctrines that may be asserted under Applicable Law. With respect to such pre-Distribution services, the Parties agree as follows:

(i) Parent Counsel. Each of the parties identified on Schedule 5.05(a) (collectively, the “Parent Counsel”) has acted as counsel for the Parent Companies, Spinco and their respective Subsidiaries and Affiliates in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions (the “Transaction Engagement”) and not as counsel for any other Person, including Merger Partner and its Affiliates.

(ii) Transaction Engagement. Only the Parent Companies, Spinco and their respective Subsidiaries and Affiliates shall be considered clients of the Parent Counsel in the Transaction Engagement. Communications, including those constituting or pertaining to legal advice, between any one or more of the Parent Companies, any of their respective Affiliates, Spinco or any of the Spinco Subsidiaries, on the one hand, and any of the Parent

Counsel, on the other hand, shall be deemed to be subject to attorney-client privilege, work product protection or other privileges or protections that belong solely to the Parent Companies and not Spinco or the Spinco Subsidiaries to the extent such communications (or the specific portion thereof) relate to the Transaction Engagement (collectively, the “Transaction Engagement Communications”). Accordingly, Merger Partner and Merger Partner Sub shall not have access to the Transaction Engagement Communications, or to any Transaction Engagement Communications in the files of the Parent Counsel, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Parent Companies shall be the sole holders of the attorney-client privilege, work product protection or other privileges or protections with respect to the Transaction Engagement Communications, and none of the Spinco Companies, Merger Partner or Merger Partner Sub shall be a holder thereof, (ii) to the extent that any Transaction Engagement Communications in the files of the Parent Counsel constitute property of a client, only the Parent Companies shall hold such property rights, and (iii) none of the Parent Counsel shall have any duty whatsoever to reveal or disclose any such Transaction Engagement Communications to the Spinco Companies, Merger Partner or Merger Partner Sub by reason of any attorney-client relationship between any of the Parent Counsel and any of the Spinco Companies or otherwise, unless otherwise directed by a court order or the order of any Governmental Authority.

(b) The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time which will be rendered solely for the benefit of the Parent Companies on the one hand, or Spinco and the other Spinco Companies on the other hand, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with privileged or protected information (including communications by or to lawyers (including attorney client privileged communications), memos and other materials prepared by lawyers or under the direction of a lawyer (including attorney work product) and communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding) (“Privileged Information”) that relates solely to the Parent Business, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company. Parent also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with Privileged Information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against a Parent Company, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company; and

(ii) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with Privileged Information which relates solely to the Spinco Business, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company. Spinco also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with Privileged Information that relates solely to the subject matter of any claims constituting Assumed Liabilities (except to the extent a Parent Company, despite the provisions of this Agreement, may have liability in respect thereof to any third party, including a Governmental Authority), now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by a Spinco Company, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company.

(c) The Parties agree that they shall have a shared privilege or protection, with equal right to assert or waive, subject to the restrictions in this Section 5.05, with respect to all privileges, doctrines or protections not allocated pursuant to the terms of Sections 5.05(a) and 5.05(b). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both a Parent Company and a Spinco Company in respect of which both Parties retain any responsibility or Liability under this Agreement, or otherwise, shall be subject to a shared privilege among them.

(d) Subject to the provisions of Section 5.05(e) and Section 5.05(f), no Party may waive any privilege, doctrine or protection that could be asserted under any Applicable Law and in which the other Party has a shared privilege, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall use its reasonable best efforts to preserve any privilege or protection held by the other Party if that privilege or protection is a shared privilege or protection or has been allocated to the other Party pursuant to Section 5.05(b).

(e) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either such Party may waive a privilege or protection in which the other Party or member of such Group has a shared privilege or protection, without obtaining the consent of the other Party; provided, however, that such waiver of a shared privilege or protection shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or their respective Subsidiaries regarding whether a privilege or protection should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold, condition or delay consent to waiver for any purpose other than to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request that arguably calls for the production or disclosure of information subject to a shared privilege or protection, or as to which the other Party has the sole right hereunder to assert a privilege or protection, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other request that arguably calls for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 5.05 or otherwise to prevent the production or disclosure of such Privileged Information.

(h) The transfer of all Privileged Information pursuant to this Agreement is made in reliance on the agreement of Parent and Spinco as set forth in Section 5.04 and this Section 5.05 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges, doctrines or protections. Nothing provided for herein or in any other Transaction Document shall be deemed a waiver of any privilege, doctrine or protection that has been or may be asserted under this Agreement or otherwise.

Section 5.06 Other Agreements. Except as otherwise expressly provided in this Article V, the rights and obligations granted under this Article V shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of data and information set forth in any other Transaction Document.

ARTICLE VI

DISCLAIMER; NO REPRESENTATIONS OR WARRANTIES

Section 6.01 Disclaimer; No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS, EACH PARTY ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES UNDERSTANDS AND AGREES THAT NEITHER PARTY NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR TO ANY OTHER PERSON IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY INFORMATION THAT MAY HAVE BEEN EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND THAT ALL TRANSFERRED ASSETS ARE BEING ASSIGNED AND TRANSFERRED, AND ALL ASSUMED LIABILITIES ARE BEING ASSUMED, ON AN “AS IS,” “WHERE IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (I) NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF PARENT OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) PARENT, ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER PARENT COMPANIES, EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01 Remedies. It is understood and agreed that (a) after the Distribution, the sole and exclusive remedy with respect to any breach of this Agreement shall be a claim for Damages (whether in contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to, and subject to the limitations of, this Article VII; provided, however, that notwithstanding the foregoing, nothing in this Article VII shall limit the right of any Party (i) to pursue an action for or to seek remedies with respect to claims for fraud or (ii) to seek specific performance or other equitable relief; and (b) before the Distribution, indemnification under this Article VII shall not apply.

Section 7.02 Indemnification.

(a) Effective as of the Distribution Date and subject to the limitations set forth in Section 7.04, Spinco hereby indemnifies Parent, its Affiliates, and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Parent Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach by Spinco or any Spinco Company of, or failure by Spinco or any Spinco Company to perform, any covenants, agreements or obligations to be performed by Spinco or the Spinco Companies pursuant to this Agreement, (ii) except to the extent subject to indemnification by Parent under this Agreement, any Assumed Liabilities (including any Spinco Company’s failure to perform or in due course pay or discharge any Assumed Liability), (iii) any Financial Support Arrangement relating to, arising out of or supporting the Spinco Business, (iv) any matters for which indemnification is provided by Spinco or any Spinco Company under any Transaction Document (other than this Agreement) (it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article VII), or (v) any Liabilities assumed by a Spinco Company with respect to Contracts pursuant to Section 2.03.

(b) Effective as of the Distribution Effective Time and subject to the limitations set forth in Section 7.04, Parent hereby indemnifies Spinco, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Spinco Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach by Parent or any Parent Company of, or failure by Parent or any Parent Company to perform, any covenants, agreements or obligations to be performed by Parent or the Parent Companies pursuant to this Agreement, (ii) any Excluded Liabilities (including any Parent Company’s failure to perform or in due course pay or discharge any Excluded Liability), (iii) any matters for which indemnification is provided by Parent or any Parent Company under any Transaction Document (other than this Agreement) (it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article VII), (iv) any Assumed Liability, but only to the extent arising out of or resulting from any circumstance, condition or event existing or occurring (as the case may be) prior to the Distribution Date; provided that in the case of this clause (iv), Parent shall have no obligation to indemnify the Spinco Indemnified Parties with respect to any matter disclosed in the LMC Disclosure Letter, (v) any Liabilities assumed by a Parent Company with respect to Contracts pursuant to Section 2.04 or (vi) the special indemnity item listed in Schedule A-17.

Section 7.03 Procedures.

(a) If any Parent Indemnified Party shall seek indemnification pursuant to Section 7.02(a), or if any Spinco Indemnified Party shall seek indemnification pursuant to Section 7.02(b), the Person seeking indemnification (the “Indemnified Person”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 10 days) after the Indemnified Person (or, if the Indemnified Person is a corporation, any officer or director of the Indemnified Person) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), which notice shall specify in reasonable detail the factual basis of the Indemnified Claim, state the amount of Damages (or if not known, a good faith estimate of the amount of Damages) and the method of computation thereof, contain a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demand indemnification therefor. The failure of an Indemnified Person to provide notice in accordance with this Section 7.03(a), or any delay in providing such notice, shall not constitute a waiver of that Person’s claims to indemnification pursuant to Section 7.02, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 7.01. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding, brought by a Person that is not a Parent Company or a Spinco Company (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Person in connection with such Third Party Claim.

(b) In the event of receipt of notice of a Third Party Claim from an Indemnified Person pursuant to Section 7.03(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 7.03(b). After written notice by the Indemnifying Party to the Indemnified Person of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Person for any legal fees or expenses subsequently incurred by such Indemnified Person in connection therewith. Notwithstanding anything in this Section 7.03 to the contrary, until such time as the Indemnifying Party assumes the defense and control of a Third Party Claim as provided in this Section 7.03, the Indemnified Person shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 7.03, in such manner as it may deem appropriate. Without regard to whether the Indemnifying Party or the Indemnified Person is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Person shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims, if (A) such settlement shall not encumber any of the assets of any Indemnified Person or contain any restriction or condition that would apply to such Indemnified Person or to the conduct of that Person’s business, (B) such settlement or entry of judgment does not contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnified Person or any of its Affiliates, and (C) such settlement contains as a condition thereto, a complete release of the Indemnified Person. No settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnified Person without the express written consent of the Indemnifying Party.

(d) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims or benefits of the Indemnified Person with respect to such claim.

(e) Without limiting the provisions of this Section 7.03, it is acknowledged and agreed that Parent shall defend and control the Third Party Claims described in Item 5 of Schedule A-16 (the “ASBCA Matter”). In furtherance of the foregoing, the Parties acknowledge and agree that the provisions of Section 5.02(b) shall apply to the ASBCA Matter. With respect to the Third Party Claim described in Schedule A-17 (the “MSA Matter”), the Parties acknowledge and agree that the Spinco Indemnified Parties shall keep Parent reasonably apprised of all developments with respect to such Third Party Claim and all Proceedings relating thereto, including the defense of claims in respect thereof by Mission Support Alliance, LLC, shall consult with Parent regarding any material developments and decisions in the defense of the MSA Matter and shall consider in good faith the views of Parent in respect of the MSA Matter. Neither Spinco nor any Spinco Indemnified Party shall consent or agree to any settlement or entry of judgment with respect to the MSA Matter (including through any approval of or consent to any action of the MSA joint venture) without the express written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.04 Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents:

(a) Each Party shall, and shall cause its Subsidiaries (and its and the Subsidiaries’ Representatives), to take all reasonable steps to mitigate Damages subject to indemnification under this Article VII upon and after becoming aware of any event that reasonably could be expected to give rise to any such Damages, and indemnification shall not be available under this Article VII to the extent any such Damages are attributable to a failure of any such Person to take reasonable steps to mitigate such Damages;

(b) No Parent Indemnified Party or Spinco Indemnified Party shall be entitled to payment or indemnification more than once with respect to the same matter (including by being taken into account in the determination of the Final Net Working Capital Amount);

(c) No Party shall be entitled to set off, or shall have any right of set off, in respect of any Damages under this Article VII against any payments to be made by such Party under this Agreement or any other Transaction Document; and

(d) Parent’s obligation to indemnify Spinco Indemnified Parties for Damages with respect to Assumed Liabilities pursuant to Section 7.02(b)(iv) is subject to the following additional limitations: (i) Parent shall only have liability to the Spinco Indemnified Parties under Section 7.02(b)(iv) with respect to an Assumed Liability to the extent such Assumed Liability was the subject of a written notice given by a Spinco Indemnified Party pursuant to and in compliance with Section 7.03(a) on or prior to the first anniversary of the Distribution Date; (ii) Parent shall have no liability under Section 7.02(b)(iv) with respect to any Assumed Liability to the extent of any amounts reserved or accrued on the Balance Sheet or taken into account in the determination of the Final Net Working Capital Amount (it being understood that any such reserved or accrued amounts also shall not be counted for purposes of determining whether the Deductible contemplated in clause (iii) has been satisfied); (iii) Parent shall have no Liability under Section 7.02(b)(iv) with respect to any claim (including any Damages) until the aggregate amount of all Damages under Section 7.02(b)(iv) exceeds $100,000,000 (the “Deductible”), at which point the Spinco Indemnified Parties shall be entitled to indemnification only for those Damages in excess of the Deductible; and (iv) in no event shall the obligation of Parent to indemnify Spinco Indemnified Parties pursuant to Section 7.02(b)(iv) exceed $400,000,000 in the aggregate.

Section 7.05 Reimbursement of Damages.

(a) Spinco shall use reasonable best efforts to obtain reimbursement of any and all Damages suffered by any Spinco Company that are subject to indemnification by Parent hereunder as a reimbursable cost under Government Contracts to the extent such Damages are reimbursable in accordance with Applicable Law. To the extent a Spinco Company is reimbursed for any cost under a Government Contract in respect of a matter where a Spinco Indemnified Party has been indemnified under this Article VII, the Spinco Company shall remit such reimbursement to Parent promptly thereafter.

(b) Parent shall use reasonable best efforts to obtain reimbursement of any and all Damages suffered by any Parent Company that are subject to indemnification by Spinco hereunder as a reimbursable cost under Government Contracts to the extent such Damages are reimbursable in accordance with Applicable Law. To the extent a Parent Company is reimbursed for any cost under a Government Contract in respect of a matter where a Parent Indemnified Party has been indemnified under this Article VII, the Parent Company shall remit such reimbursement to Spinco promptly thereafter.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01 Further Assurances. Subject to the terms and conditions of this Agreement, before and after the Distribution each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or desirable under any Applicable Law, to consummate or implement the Contemplated Transactions, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to consent to the assignment of any Contracts or permits or related rights or obligations and seeking any such consents; provided, however, that the foregoing shall not be deemed to require either Party to waive compliance by the other Party and its Affiliates of its respective covenants or obligations under this Agreement or to waive any conditions precedent required to be satisfied by the other Party. Parent and Spinco shall execute and deliver, and shall cause Parent Companies and Spinco Companies, respectively, as appropriate or required and as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, proper, advisable or desirable to consummate or implement the Contemplated Transactions. In furtherance and not in limitation of the foregoing, to the extent a Transaction Document provides for a Parent Company (other than Parent) or another Spinco Company (other than Spinco) to take or refrain from taking any action, Parent shall cause every other Parent Company, and Spinco shall cause every other Spinco Company, to abide by the terms of the Transaction Document as if each such Party and Parent Company or Spinco Company, as the case may be, was a signatory to the Transaction Documents. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 8.01 or in any other provision of this Agreement shall require any Parent Companies or Spinco Companies to make any payments in order to obtain any consents or approvals necessary, proper, advisable or desirable in connection with the consummation of the Contemplated Transactions.

Section 8.02 Novation of Government Contracts.

(a) Promptly following the Distribution Effective Time, Spinco (or another Spinco Company designated by Spinco) shall, in accordance with, and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to its Defense Contract Executive and each responsible contracting officer a request that the U.S. Government recognize Spinco (or the applicable Spinco Company) as the successor in interest to all of the Government Contracts constituting Transferred Assets being assigned, transferred and conveyed to Spinco (or the applicable Spinco Company) in accordance with the Transaction Documents. Parent shall promptly provide Spinco, its Defense Contract Executive and each responsible contracting officer all information and documentation necessary to obtain, to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, the consent of the U.S. Government to recognize Spinco as the successor in interest to the Government Contracts being sold, assigned, transferred and conveyed to Spinco in accordance with the Transaction Documents. Each of Spinco and Parent shall enter into novation agreements (the “Spinco Novation Agreements”) with respect to such Government Contracts substantially in the form contemplated by such regulations. Each of Spinco and Parent shall use reasonable best efforts, and shall cooperate with the other, to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Spinco Novation Agreements with regard to such Government Contracts, including responding promptly to any requests for relevant information by the U.S. Government with regard to such Spinco Novation Agreements, provided that such information is reasonably available to Parent. On the Distribution Date, Spinco (or applicable Spinco Companies) and Parent (or applicable Parent Companies) shall enter into the Subcontract Pending Novation—Parent to Spinco, pursuant to which Spinco Companies shall assume and perform all obligations under such Government Contracts pending entry into such Spinco Novation Agreements. The Parties acknowledge and agree that, in respect of Government Contracts, the Subcontract Pending Novation—Parent to Spinco constitutes the mutually agreeable arrangement contemplated by Section 2.03(a).

(b) Promptly following the Distribution Effective Time, Parent (or another Parent Company designated by Parent) shall, in accordance with, and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to its Defense Contract Executive and each responsible contracting officer a request that the U.S. Government recognize Parent (or the applicable Parent Company) as the successor in interest to all of the Government Contracts constituting Excluded Assets being assigned, transferred and conveyed to Parent (or the applicable Parent Company) in accordance with the Transaction Documents. Spinco shall promptly provide Parent, its Defense Contract Executive and each responsible contracting officer all information and documentation necessary to obtain, to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, the consent of the U.S. Government to recognize Parent as the successor in interest to the Government Contracts being assigned, transferred and conveyed to Parent in accordance with the Transaction Documents. Each of Parent and Spinco shall enter into novation agreements (the “Parent Novation Agreements”) with respect to such Government Contracts substantially in the form contemplated by such regulations. Each of Parent and Spinco shall use reasonable best efforts, and shall cooperate with the other, to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Parent Novation Agreements with regard to such Government Contracts, including responding promptly to any requests for relevant information by the U.S. Government with regard to such Parent Novation Agreements, provided that such information is reasonably available to Spinco. On the Distribution Date, Parent (or applicable Parent Companies) and Spinco (or applicable Spinco Companies) shall enter into the Subcontract Pending Novation—Spinco to Parent, pursuant to which Parent Companies shall assume and perform all obligations under such Government Contracts pending entry into such Parent Novation Agreements. The Parties acknowledge and agree that, in respect of Government Contracts, the Subcontract Pending Novation—Spinco to Parent constitutes the mutually agreeable arrangement contemplated by Section 2.04(a).

(c) Following the Distribution Effective Time, in the event any member of a Party’s Group remains a party to any contract with any Governmental Authority (the “Contract Party”), which contract is to be novated to a member of the other Party’s Group (the “Novation Party”) following the Distribution Effective Time in accordance with this Agreement, the Contract Party shall take all reasonable measures necessary to maintain any security clearances required to be maintained pursuant to or in connection with such agreement until such contract is novated to the applicable member of the Novation Party’s Group in accordance herewith.

(d) The Parties acknowledge that it may not be practicable to seek the novation pursuant to Section 8.02(a) or Section 8.02(b) in respect of Inactive Contracts.

Accordingly, unless required by the applicable Governmental Authority, the Parties agree not to seek novation of Inactive Contracts under Section 8.02(a) or Section 8.02(b), notwithstanding the fact that Assets and Liabilities in respect of such Contracts relating to the Spinco Business are Transferred Assets and Assumed Liabilities, respectively, and the fact that Assets and Liabilities in respect of such Contracts relating to a Parent Business that are in the name of a Spinco Company are Excluded Assets and Excluded Liabilities, respectively.

(e) If and to the extent consent of a Governmental Authority that is not part of the U.S. Government is required, or a novation comparable to the novations contemplated by Section 8.02(a) or Section 8.02(b) is required by a Governmental Authority that is not part of the U.S. Government, the Parties shall use reasonable best efforts to obtain such consent or novation, including efforts comparable to those contemplated in Section 8.02(a) or Section 8.02(b) in respect of Government Contracts and those contemplated by Section 2.03 or Section 2.04.

(f) The Parties shall cooperate concerning the filing, prosecution and intervention in bid protests arising from or in connection with Government Bids. To the extent necessary or appropriate, Parent shall, and shall cause all Parent Companies, to take such bid protest actions on behalf of Spinco, subject to Parent’s exercise of reasonable discretion (after consulting with outside counsel) that it has satisfied its obligations under Applicable Law prior to the filing, prosecution and intervention in such bid protests.

Section 8.03 Certain Government Contract Matters.

(a) From and after the Distribution Date, with respect to any Government Contracts assigned, transferred and conveyed to the Spinco Companies under the Transaction Documents, Spinco shall allow any Governmental Authority to offset any Settlement Liability related to such Government Contracts against payments otherwise owed by such Governmental Authority after the Distribution, and/or promptly reimburse Parent for Spinco’s pro rata portion of any Settlement Liabilities of Parent paid or to be paid to any Governmental Authority by Parent in respect of such Government Contracts, with such pro rata portion calculated in a manner consistent with Parent’s business practices prior to the Distribution. For the avoidance of doubt, Spinco shall indemnify or otherwise compensate Parent for any and all future Liabilities associated with audit adjustments of allocations related to or associated with the Assumed Liabilities and/or Transferred Assets.

(b) From and after the Distribution Date, with respect to any Government Contracts assigned, transferred and conveyed to the Parent Companies under the Transaction Documents, Parent shall allow any Governmental Authority to offset any Settlement Liability related to such Government Contracts against payments otherwise owed by such Governmental Authority after the Distribution, and/or promptly reimburse Spinco for Parent’s pro rata portion of any Settlement Liabilities of Spinco paid or to be paid to any Governmental Authority by Spinco in respect of such Government Contracts, with such pro rata portion calculated in a manner consistent with Parent’s business practices between the date of this Agreement and the Distribution Effective Time. For the avoidance of doubt, Parent shall indemnify or otherwise compensate Spinco for any and all future Liabilities associated with audit adjustments of allocations not related to or associated with the Assumed Liabilities or Transferred Assets.

(c) The Parties agree to take the actions contemplated by the Contract Close-Out Protocol set forth in Attachment X.

Section 8.04 Non-Solicitation of Employees.

(a) For a period of 18 months after the Distribution Date, neither Spinco nor any of its Affiliates shall, without the prior written approval of Parent, directly or indirectly solicit any non-administrative employee of any Parent Company to terminate his or her employment relationship with Parent or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of a Parent Company) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Spinco websites or internet job sites, or on radio or television) not specifically directed to employees of a Parent Company.

(b) For a period of 18 months after the Distribution Date, neither Parent nor any of its Affiliates shall, without the prior written approval of Spinco, directly or indirectly solicit any non-administrative employee of the Spinco Business as of the Distribution Date to terminate his or her employment relationship with Spinco or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of the Spinco Business) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Parent websites or internet job sites, or on radio or television) not specifically directed to employees of the Spinco Business.

Section 8.05 Insurance; Financial Support Arrangements.

(a) Except as otherwise may be agreed in writing by the Parties, Parent shall not have any obligation to maintain any form of insurance covering all or any part of the Transferred Assets, the Spinco Business or the employees thereof after the Merger Effective Time or to make any monetary payment in connection with any such policy.

(b) On and after the Distribution Date, Spinco shall reimburse Parent, within 30 days of receipt of an invoice, for any self-insurance, retention, deductible or retrospective premium, including any allocated loss adjustment or similar expenses (all such Liabilities, collectively, the “Insurance Liabilities”) allocated to the Spinco Business by Parent on a basis consistent with past practices resulting from or arising under any and all current or former insurance policies maintained by Parent Companies, including in connection with workers’ compensation arrangements, to the extent that such Insurance Liabilities relate to or arise out of the Spinco Business, any Assumed Liabilities or any activities of the Spinco Companies. Spinco agrees that, to the extent any of the insurers under the insurance policies, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance policies relating to or arising out of the Spinco Business, any Assumed Liabilities or any activities of the Spinco Companies, Spinco shall provide the collateral, deposits or other security or, upon request of Parent, will replace any collateral, deposits or other security provided by Parent or any of its Affiliates to the extent related to or arising out of the Spinco Business, any Assumed Liabilities or any activities of the Spinco Companies.

(c) Spinco agrees that, not later than 60 days after the Distribution Date, and in a manner reasonably satisfactory to Parent, Spinco shall in good faith seek to have Parent and its Subsidiaries released, effective as of the Distribution Date, from all obligations under the Parent Financial Support Arrangements set forth on Schedule 8.05(c). In furtherance of the foregoing, Spinco agrees (i) to provide substitute Financial Support Arrangements on terms and conditions reasonably satisfactory to the beneficiaries thereof as soon as practicable following the Distribution Date and (ii) to provide financial information concerning the Spinco Companies and any guarantor as may be requested by those Persons for whose benefit the Parent Financial Support Arrangements were made.

(d) For any claim asserted against Spinco or any Spinco Company after the Distribution Effective Time arising out of an occurrence taking place prior to the Distribution Effective Time (“Post-Closing Claims”), Spinco and each Spinco Subsidiary may access coverage under the occurrence-based insurance policies of Parent or its Subsidiaries (as applicable) issued or in place prior to the Distribution Effective Time under which Spinco or any Spinco Subsidiary is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Distribution Effective Time, the Spinco Companies may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Parent and its Subsidiaries (as applicable) shall cooperate with Spinco and the Spinco Subsidiaries in connection with the tendering of such claims; provided, however, that: (i) Spinco or the Spinco Subsidiaries shall promptly notify Parent of all such Post-Closing Claims; and (ii) Spinco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and shall reimburse to Parent and its Subsidiaries all reasonable out of pocket costs and expenses incurred in connection with such claims. In the event that a Post-Closing Claim relates to the same occurrence for which Parent or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of Spinco or any Spinco Subsidiary (as applicable) and Parent or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(e) Parent shall maintain in effect for not less than six years after the Merger Effective Time, by prepaid run-off, “tail coverage” endorsement or otherwise (including, by continuing to provide coverage under Parent existing policies), the coverage provided by directors’ and officers’ liability and fiduciary liability insurance under which Spinco and the Spinco Subsidiaries are insured as of immediately prior to the Merger Effective Time; provided, however, that Parent may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to Spinco or any Spinco Subsidiary so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Merger Effective Time.

(f) If, at any time after the Distribution Date, (i) any amounts are drawn on or paid under any Parent Financial Support Arrangement pursuant to which Parent or any of its Affiliates is obligated to reimburse the Person making such payment or (ii) Parent or any of its Affiliates pays any amounts under, or any fees, costs or expenses relating to, any Parent Financial Support Arrangement, Spinco shall reimburse Parent such amounts promptly after receipt from Parent of notice thereof. If, at any time after the Distribution Date, (i) any amounts are drawn on or paid under any Spinco Financial Support Arrangement pursuant to which Spinco or any of its Affiliates is obligated to reimburse the Person making such payment or (ii) Spinco or any of its Affiliates pays any amounts under, or any fees, costs or expenses relating to, any Spinco Financial Support Arrangement, Parent shall reimburse Spinco such amounts promptly after receipt from Spinco of notice thereof.

Section 8.06 Lockbox Accounts. On and after the Distribution Date, Parent shall take such actions as may be reasonable under the circumstances to transfer to Spinco from time to time any payments in respect of accounts receivable constituting Transferred Assets received by Parent Companies in any lockbox or similar bank account of a Parent Company. On and after the Distribution Date, Spinco shall take such actions as may be reasonable under the circumstances to transfer to Parent from time to time any payments in respect of accounts receivable constituting Excluded Assets received by Spinco Companies in any lockbox or similar bank account of a Spinco.

Section 8.07 Bulk Sales Laws. Each Party, on behalf of itself and each of the other members of its Group, hereby waives compliance with the requirements and provisions of all Applicable Laws in respect of “bulk sales” or “bulk transfers” in any jurisdiction that may be applicable to any of the Contemplated Transactions.

Section 8.08 Casualty and Condemnation. If, between the date of this Agreement and the Distribution Effective Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any Transferred Assets (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any asset that would constitute Transferred Assets if in existence at the Distribution Effective Time (a “Condemnation Event”), then (a) Parent shall use commercially reasonable efforts consistent with past practice to (i) replace or repair, as applicable, such asset, and (ii) replace the asset that has been condemned or taken as necessary consistent with prudent operation of the Spinco Business or (b) if the Distribution is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken assets have not been repaired or replaced as of the Distribution Effective Time, then, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Parent or any of its Subsidiaries with respect to such Casualty Loss or Condemnation Event that constitute Transferred Assets have been collected, Parent shall, or shall cause its Subsidiaries to, pay to Spinco any such amounts constituting Transferred Assets.

ARTICLE IX

EMPLOYEE AND EMPLOYEE BENEFITS MATTERS

Section 9.01 Employee and Employee Benefit Matters. The Parties agree as to employee and employee benefit matters as set forth in the Employee Matters Agreement. In the event of any inconsistency regarding employee and employee benefit matters between the Employee Matters Agreement and this Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.

ARTICLE X

TAX MATTERS

Section 10.01 Tax Matters. Neither this Agreement nor any Ancillary Agreement shall govern Tax matters (including any administrative, procedural and related matters thereto, “Tax Matters”), except as otherwise expressly provided herein or therein. Tax Matters shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

ARTICLE XI

TRANSITION SERVICES

Section 11.01 Transition Services Agreement—Parent to Spinco. From and after the Distribution Effective Time, Parent agrees to provide transition services to Spinco as set forth in the Transition Services Agreement—Parent to Spinco. In the event of any inconsistency regarding transition service matters between the Transition Services Agreement—Parent to Spinco and this Agreement, the Transition Services Agreement—Parent to Spinco shall govern to the extent of the inconsistency.

Section 11.02 Transition Services Agreement—Spinco to Parent. From and after the Distribution Effective Time, Spinco agrees to provide transition services to Parent as set forth in the Transition Services Agreement—Spinco to Parent. In the event of any inconsistency regarding transition services matters between the Transition Services Agreement—Spinco to Parent and this Agreement, the Transition Services Agreement—Spinco to Parent shall govern to the extent of the inconsistency.

Section 11.03 Separation Planning and Day-One Readiness.

(a) The Parties shall cooperate in good faith to design a plan consistent with the Internal Reorganization (the “Separation/Migration Plan”) or the separation of the Spinco Business’s computer systems, infrastructure, databases, software, facilities or networks or other information technology (collectively, “Systems”) from Parent and its Affiliates’ Systems (“Systems Separation”), and extraction and movement of Data and other information constituting Transferred Assets (“Spinco Data”) from Parent and its Affiliates’ Systems to the Spinco Companies’ Systems, and the extraction and movement of Data and other information constituting Excluded Assets (“Parent Data”) from the Spinco Companies’ Systems to Parent and its Affiliates’ Systems (collectively, the “Data Migration”). Without limiting the foregoing, for the purpose of allowing and enabling the Spinco Companies to prepare to receive transfer of the Transferred Assets on the Distribution Date and operate the Spinco Business on the Distribution Date (“Day-One Readiness”), and for the purpose of allowing and enabling Parent and Spinco to design plans for, and to prepare for, the Systems Separation, as soon as practicable after the date of this Agreement, Parent shall prepare in good faith a comprehensive plan for Day-One Readiness, which shall provide a reasonable structure and design for the segregation of the Spinco Business within Parent’s Systems prior to the Distribution Effective Time to the extent necessary to protect and limit access to sensitive or proprietary data, the purpose and reasonably expected effect of which is intended to ensure the uninterrupted continuation of the Spinco Business on and after the Distribution Date and to enable the Spinco Companies to receive transfer of the Transferred Assets and operate the Spinco Business upon the Distribution (the “Day-One Plan”). Each Party shall use its reasonable best efforts to implement the tasks contemplated to be taken by it in the Day-One Plan on the terms and conditions, and within the scheduled time periods, outlined in the Day-One Plan; provided that the Parties acknowledge that the time periods set forth in the Day-One Plan may shift based on various factors that arise after the development of the Day-One Plan.

(b) To the extent that, as of the Distribution Date, any of the actions, deliverables or plans contemplated under the Day-One Plan have not been accomplished, the Parties shall cooperate in good faith and use all reasonable efforts to design and implement one or more workaround solutions so as to ensure the uninterrupted continuation of the Spinco Business on and after the Distribution Date.

ARTICLE XII

SUPPLY AGREEMENTS

Section 12.01 Supply Agreement—Parent to Spinco. From and after the Distribution Effective Time, Parent agrees to provide to Spinco the products and services set forth in the Supply Agreement—Parent to Spinco. In the event of any inconsistency between the Supply Agreement—Parent to Spinco and this Agreement, the Supply Agreement—Parent to Spinco shall govern to the extent of the inconsistency.

Section 12.02 Supply Agreement—Spinco to Parent. From and after the Distribution Effective Time, Spinco agrees to provide to Parent the products and services set forth in the Supply Agreement—Spinco to Parent. In the event of any inconsistency between the Supply Agreement—Spinco to Parent and this Agreement, the Supply Agreement— Spinco to Parent shall govern to the extent of the inconsistency.

ARTICLE XIII

INTELLECTUAL PROPERTY MATTERS

Section 13.01 Intellectual Property Matters.

(a) The Parties agree as to intellectual property matters as set forth in the Intellectual Property Matters Agreement. In the event of any inconsistency regarding intellectual property matters between the Intellectual Property Matters Agreement and this Agreement, the Intellectual Property Matters Agreement shall govern to the extent of the inconsistency.

(b) The Parties acknowledge and agree that Parent shall have the right to designate the Spinco Company recipient of all intellectual property rights conveyed and licensed under this Agreement and the Transaction Documents; provided that nothing in this Section 13.01(b) shall limit the ability of the Spinco Companies to use such intellectual property rights in accordance with the terms and conditions of the applicable Transaction Documents.

ARTICLE XIV

REAL PROPERTY AND RELATED MATTERS

Section 14.01 Transferred Owned Real Property. Effective prior to the Distribution Effective Time, Parent shall transfer by quitclaim deed the Transferred Owned Real Property to Spinco or another Spinco Company designated in writing by Spinco. The Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the lease, effective immediately prior to the Distribution Effective Time, of certain portions of the Transferred Owned Real Property back to Parent, on the terms and conditions contemplated by the applicable Leaseback Term Sheet with respect thereto.

Section 14.02 Transferred Leased Real Property. Subject to the provisions of this Section 14.02, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the assignment of the leases for the Transferred Leased Real Property by Parent or the applicable Affiliated Transferor, as the case may be, to Spinco or Spinco Companies designated by Spinco and to enter into an Assignment and Assumption of Lease Agreement with respect to each lease for the Transferred Leased Real Property. The Parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the assignment of the leases for the Transferred Leased Real Property from the Parent Companies to the Spinco Companies and, upon the election of Parent, to obtain from the applicable landlords or other third parties the full release of Parent Companies from all liabilities and obligations under the leases in respect of such Transferred Leased Real Property. If any landlord of any Transferred Leased Real Property is unwilling to release Parent or its Affiliated Transferor from all liabilities and obligations under the lease relating to such Transferred Leased Real Property, then (i) Spinco shall (A) indemnify the Parent Indemnified Parties against, and hold them harmless from, any and all Damages arising out of, resulting from or related to Spinco’s breach of or default of the lease for such Transferred Leased Real Property, or other failure to perform and discharge Spinco’s liabilities and obligations under such lease, and (B) at the option of Parent, post a letter of credit, standby letter of credit, guaranty or other Financial Support Arrangement reasonably acceptable to Parent in support of Spinco’s liabilities and obligations under such lease in an amount sufficient to reimburse Parent for any unpaid rent (including accelerated rent), fees, penalties or other amounts that may be assessed against Parent in the event of Spinco’s breach of or default of such lease or other failure to perform and discharge Spinco’s liabilities and obligations under such lease, and (ii) at the option of Parent, in lieu of assignment of the lease for such Transferred Leased Real Property, Parent or its applicable Affiliated Transferor and Spinco or another Spinco Company designated by Spinco shall execute and deliver a sublease agreement for the sublease by Spinco or such Spinco Company of such Transferred Leased Real Property in a form and on such terms and conditions as shall be reasonably acceptable to Parent. In the event that any landlord of any Transferred Leased Real Property is unwilling to release Parent or its Affiliated Transferor from all liabilities and obligations under the lease relating to such Transferred Leased Real Property, Spinco shall not be entitled to exercise any renewal term, renewal option or otherwise extend any such lease under any provision thereof in any way beyond the term in effect immediately prior to the Distribution Effective Time and such lease shall terminate at the end of the lease term then in effect. Notwithstanding the foregoing sentence, nothing shall prohibit Spinco from negotiating a new lease with such landlord for such Transferred Leased Real Property. Notwithstanding the foregoing, nothing in this Section 14.02 shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases of such Transferred Leased Real Property.

Section 14.03 Leased Facilities. Subject to the provisions of this Section 14.03, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the lease, effective immediately prior to the Distribution Effective Time, of the Leased Premises to Spinco, or to Spinco Companies designated by Spinco, on the terms and conditions set forth on the applicable Lease Term Sheet with respect thereto.

Section 14.04 Subleased Facilities. Subject to the provisions of this Section 14.04, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the sublease, effective immediately prior to the Distribution Effective Time, of the Subleased Premises by Parent or the applicable Affiliated Transferor, as the case may be, to Spinco or other Spinco Companies designated by Spinco on the terms and conditions contemplated by the applicable Sublease Term Sheet with respect thereto. The Parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the partial sublease of the leases to the Subleased Facilities to Spinco Companies. Any sublease for Subleased Premises shall be subordinate to the master lease for such subleased premises under which Parent or the applicable Affiliated Transferor is the tenant. Neither Parent nor any Affiliated Transferor shall have any obligation to renew, exercise any option to renew or extend or otherwise extend the master lease in any way beyond the term in effect immediately prior to the Distribution Effective Time and in the event that the master lease terminates for any reason, the sublease for any such Subleased Premises shall likewise terminate. In the event that Parent or the applicable Affiliated Transferor renews, exercises any option to renew or otherwise extends the master lease, the sublease for such Subleased Premises shall likewise be extended or renewed unless otherwise mutually agreed upon by the parties thereto. Notwithstanding the foregoing, nothing in this Section 14.04 shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases of such Subleased Facilities.

Section 14.05 Shared Facilities. Subject to the provisions of this Section 14.05, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the license, effective immediately prior to the Distribution Effective Time, of the Licensed Premises by Parent or the applicable Affiliated Transferor, as the case may be, to Spinco or other Spinco Companies designated by Spinco on the terms and conditions contemplated by the applicable Licensed Premises Term Sheet with respect thereto. The Parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the partial license under any leases to the Shared Facilities to Spinco Companies. Notwithstanding the foregoing, nothing in this Section 14.05 shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases of such Shared Facilities.

ARTICLE XV

TERMINATION

Section 15.01 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement.

Section 15.02 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 15.01 prior to the Closing, and except as provided in the Merger Agreement, neither Party nor any of its Affiliates shall have any liability or further obligation to the other Party or any of its Affiliates under this Agreement or in respect of the transactions contemplated hereby.

ARTICLE XVI

MISCELLANEOUS

Section 16.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

if to Parent:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Glenn C. Campbell

Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: President

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 16.01.

Section 16.02 Amendments; Waivers.

(a) This Agreement may be amended, and any provision of this Agreement may be waived if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective, in each case subject to the prior written consent of Merger Partner pursuant to Section 7.15 of the Merger Agreement.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 16.03 Expenses. Except as otherwise provided in this Agreement or any other Transaction Document, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions (including costs and expenses attributable to the Transfer of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses.

Section 16.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 16.04 shall be void.

Section 16.05 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Attachments to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 16.06 Entire Agreement. This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.

Section 16.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 16.08 Governing Law. This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 16.09 Consent to Jurisdiction. Any Proceeding seeking to obtain a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration in connection with, this Agreement shall and may be brought in the Delaware Court of Chancery, or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (“Delaware Courts”), and each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts thereto) in any such Proceeding and irrevocably and unconditionally waives any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Proceeding in any Delaware Court (and of the appropriate appellate courts thereto). Each party hereby irrevocably and unconditionally consents and agrees that service or process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware, in any manner permitted by applicable law or, without limiting the foregoing, in the manner provided for notices in Section 16.01.

Section 16.10 Dispute Resolution.

(a) Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.

(b) The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.

(c) The arbitration shall be conducted in the English language.

(d) The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 days of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.

(e) The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.

(f) The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(g) The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.

(h) The Parties agree that the dispute resolution procedures specified in this Section 16.10 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 16.10.

(i) Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced in any court where the parties to the arbitration proceeding or their assets may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.

(j) If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(k) The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 16.01.

(m) The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement or the Tax Matters Agreement)

for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.

Section 16.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction or determined to be impermissible by any Governmental Authority, Parent and Spinco agree to use reasonable best efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable or impermissible provision.

Section 16.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 16.13 Specific Performance. Each Party acknowledges that, from and after the Distribution Date, money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity.

Section 16.14 Interest on Payments. Except as otherwise expressly provided in this Agreement or any other Transaction Document, all payments by one Party to the other under this Agreement or any other Transaction Document shall be paid by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at the Interest Rate. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by Applicable Law and, in the event any such excess payment is made or received, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Gregory L. Psihas	(SEAL)
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

ABACUS INNOVATIONS CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
Name:	Stephen M. Piper
Title:	President

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Affiliated Transferors” means any Affiliate of Parent (other than a Spinco Company) that either (i) owns, licenses or leases any of the assets that constitute Transferred Assets or (ii) is liable for any of the Assumed Liabilities.

“Agent” means the Exchange Agent appointed pursuant to the Merger Agreement.

“Allowable Cost Audit” means, with respect to any Contract, any DCAA, DCMA or other Governmental Authority audit or other negotiations with contracting officers or other authorized representatives of any Governmental Authority.

“Ancillary Agreement” means any Transaction Document (other than this Agreement, the Merger Agreement, the Employee Matters Agreement or the Tax Matters Agreement).

“Antitrust Law” has the meaning set forth in the Merger Agreement

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assets” means all assets, properties, rights, licenses, permits, Contracts, Real Property, Intellectual Property, causes of action and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible.

“Assignment and Assumption Agreement—Parent to Spinco” means any Bill of Sale, Assignment and Assumption Agreement or Intellectual Property Assignment Agreement to be entered into by Parent and the Affiliated Transferors and Spinco or another Spinco Company or Spinco Companies designated in writing by Spinco in substantially the form contemplated by Attachment IV (or, with respect to the Intellectual Property Assignment Agreement, in a form to be mutually agreed by the Parties (subject to Section 7.15 of the Merger Agreement)), as the same may be amended from time to time.

“Assignment and Assumption Agreement—Spinco to Parent” means any Bill of Sale, Assignment and Assumption Agreement or Intellectual Property Assignment Agreement to be entered into by Spinco Companies and Parent or a Parent Company or Parent Companies designated in writing by Parent in substantially the form contemplated by Attachment V (or, with respect to the Intellectual Property Assignment Agreement, in a form to be mutually agreed by the Parties (subject to Section 7.15 of the Merger Agreement)), as the same may be amended from time to time.

“Assignment and Assumption of Lease Agreement” means any Assignment and Assumption of Lease to be entered into by Parent and the Affiliated Transferors and Spinco or another Spinco Company or Spinco Companies designated in writing by Spinco in connection with the assignment and transfer of the Transferred Leased Facilities in substantially the form contemplated by Attachment XXII, as the same may be amended from time to time.

“Assumed Liabilities” means each of the following Liabilities, whether or not reflected or reserved against in the Balance Sheet or the Final Statement and whether presently in existence or arising after the date of this Agreement, but in each case excluding the Excluded Liabilities:

(i) all trade and other accounts payable and notes payable of the Spinco Business and all Liabilities set forth on, or reflected or referred to in, the Balance Sheet, the Final Statement or the notes to the Spinco Financial Statements,

(ii) all Liabilities that (A) are disclosed in Schedule A-1 or (B) are otherwise a Liability that Spinco is expressly assuming pursuant to this Agreement or any other Transaction Document;

(iii) all Liabilities arising under or related to (A) Contracts of the Spinco Business, including those Contracts set forth on Schedule A-2, whether or not such Contracts are Inactive Contracts, and whether arising prior to, on or after the Distribution Date and whether or not novated to the Spinco Companies, including all Settlement Liabilities and Liabilities arising from or relating to the performance or non-performance of such Contracts and (B) Bids, including Government Bids, of the Spinco Business;

(iv) all Liabilities relating to those portions of the Contracts identified on Schedule A-3 constituting Transferred Assets;

(v) all Liabilities in respect of Spinco Business Employees, Former Spinco Business Employees, and dependents and beneficiaries of such Spinco Business Employees and Former Spinco Business Employees, including (A) Liabilities in respect of worker’s compensation in connection with incidents occurring prior to, on or after the Distribution Date, (B) Liabilities in respect of any obligation of any Parent Company to indemnify, defend, or advance or reimburse expenses of, any Spinco Business Employee or Former Spinco Business Employee in connection with the Spinco Business, and (C) Liabilities under or relating to WARN or any similar state or local law to the extent relating to or arising out of any actions taken prior to, on or after the Distribution Date, except in each case to the extent otherwise provided in the Employee Matters Agreement to be retained by Parent;

(vi) all Liabilities in respect of Spinco Business Employees, Former Spinco Business Employees, and dependents and beneficiaries of such Spinco Business Employees and Former Spinco Business Employees under Employee Plans and Benefit Arrangements, and all liabilities in respect of independent contractor agreements or arrangements in connection with the Spinco Business, except in each case to the extent otherwise provided in the Employee Matters Agreement to be retained by Parent;

(vii) all Liabilities relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any product sold or service provided by the Spinco Business prior to, on or after the Distribution Date;

(viii) all Liabilities relating to warranty or similar obligations or services with respect to any product sold or service provided by the Spinco Business prior to, on or after the Distribution Date;

(ix) all Liabilities relating to the Transferred Facilities, whether arising prior to, on or after the Distribution Date;

(x) all Liabilities of Parent Companies and Spinco Companies under any Spinco Subsidiary Acquisition Agreement;

(xi) all Liabilities relating to workers’ compensation or the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, together with any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as the same may be amended, supplemented or superseded, whether arising prior to, on or after the Distribution Date;

(xii) all Liabilities in respect of the Spinco Financing Arrangements, including the Spinco Debt, and all other indebtedness for borrowed money incurred by the Spinco Companies after the Cut-Off Time and not incurred in violation of Section 6.01(a)(xv) of the Merger Agreement, and the Spinco Special Cash Payment;

(xiii) all Liabilities (A) relating to or arising out of (I) the ownership by Spinco Companies or any of their successors of the Transferred Assets, or (II) ownership, lease, use or occupancy by the Spinco Companies of Real Property or facilities, including the ownership of the Spinco Owned Real Property, the lease of the Spinco Leased Real Property or the Leased Premises, the sublease of the Subleased Premises or the license and use of the Licensed Premises, or (B) relating to or arising out of conditions at or affecting the Transferred Facilities or the operations of the Spinco Business that arise under or relate to Environmental Laws, including (I) Remedial Actions, (II) personal injury, wrongful death, economic loss or property damage claims, (III) claims for natural resource damages, and (IV) claims with respect to any violations of Environmental Laws, whether arising prior to, on or after the Distribution Date;

(xiv) all Liabilities arising directly or indirectly from Proceedings relating to the Spinco Business or any Transferred Assets, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Applicable Law or any franchise, permit, license or similar authorization, whether arising prior to, on or after the Distribution Date; and

(xv) and, except as otherwise expressly provided in any other Transaction Document or in this Agreement, all other Liabilities relating to or arising out of the Transferred Assets or the operation, affairs, or conduct of the Spinco Business whether arising before, at, or after the date of this Agreement.

“Balance Sheet” means the balance sheet of the Spinco Business dated as of December 31, 2015, included in the Spinco Financial Statements.

“Benefit Arrangements” means all fringe benefit plans, holiday or vacation pay, profit sharing, incentive compensation, cafeteria plans, seniority and other policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to Spinco Business Employees, Former Spinco Business Employees or any of their respective dependents or beneficiaries, other than an Employee Plan.

“Bid” means any quotation, bid or proposal made by a Person, capable of acceptance, that if accepted or awarded would lead to a Contract legally binding upon such Person.

“Books and Records” means any books, records, files and papers, whether in written, oral, electronic or other tangible or intangible form, including books of account, invoices, engineering information, sales and promotional literature, manuals, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present and former employees, documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash” means, as of any time of determination, the consolidated cash and cash equivalents of Spinco and the Spinco Subsidiaries, including cash and cash equivalents used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons, and including all petty cash and all deposits in transit and net of overdrafts and outstanding checks, determined in accordance with the Accounting Principles, and, for purposes of Section 2.08, the Excess Use Amount.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Cash” means Cash as of the Cut-Off Time.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral, but excluding all Employee Plans and Benefit Arrangements.

“Damages” means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person (with such amounts to be determined (x) net of any refund or reimbursement of any portion of such amounts actually received or realized, including reimbursement by way of insurance or third party indemnification and (y) net of any amounts reimbursable as allowable costs under Government Contracts in accordance with Applicable Law), but specifically excluding (i) any costs incurred by or allocated to an Indemnified Person with respect to time spent by employees of the Indemnified Person or any of its Affiliates, (ii) any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a Third Party Claim or except to the extent such damages are the reasonable and foreseeable result of the matter in question), (iii) the decrease in the value of any Transferred Asset to the extent that such valuation is based on any use of the Transferred Asset other than its use as of the Distribution Date, and (iv) any amount based on or taking into account the use of any Transferred Asset other than its use as of the Distribution Date.

“Data” means, whether in written, oral, electronic or other tangible or intangible forms, stored in any medium, the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including for example handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, command media, and documentation, and other financial or business information; provided that for the avoidance of doubt, “Data” shall not include (x) proprietary technical data (but shall include procedures and processes that relate to a technical matter, but that are not themselves proprietary technical data) or (y) Excluded Intellectual Property, Transferred Intellectual Property or Licensed Intellectual Property.

“DCAA” means the Defense Contract Audit Agency.

“DCMA” means the Defense Contract Management Agency.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution Effective Time” means the time established by Parent as the effective time of the Distribution, Washington, D.C. time, on the Distribution Date.

“Embodiments & Ancillary Materials” means, with respect to any Data, any and all tangible and intangible materials embodying the same.

“Employee Matters Agreement” means the employee matters agreement by and between Parent, Spinco and Merger Partner attached hereto as Attachment VI, as the same may be amended from time to time.

“Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or any of its Affiliates, whether in the United States or outside the United States, which provides benefits to the Spinco Business Employees, Former Spinco Business Employees or their respective dependents or beneficiaries.

“Environmental Laws” means any and all past, present or future federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, common laws, ordinances, rules, regulations, orders, writs, injunctions, judicial decisions, decrees, or other legally binding requirement of any Governmental Authority that relate to protection of the environment or that impose liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” laws, but excluding the Occupational Safety and Health Act of 1970, as amended, and similar state laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Use Amount” means the amount, if any, by which the Spinco Specified Use Amount exceeds the Spinco Financing Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Excluded Assets” means each of the following Assets:

(i) all cash and cash equivalents of Parent Companies, including cash and cash equivalents used as collateral for Parent Financial Support Arrangements (but excluding any cash or cash equivalents constituting Final Closing Cash as provided for in Section 2.08) and deposits with utilities, insurance companies and other Persons;

(ii) all accounts receivable of the Spinco Business for which a Parent Company is the obligor;

(iii) all original books and records that Parent Companies shall be required to retain pursuant to any Applicable Law, or that contain information relating to any business or activity of Parent or any of its Subsidiaries not forming a part of the Spinco Business, or any employee of a Parent or any of its Subsidiaries that is not a Spinco Business Employee;

(iv) all original employment-related books and records relating to Spinco Business Employees and all books and records relating to Employee Plans and Benefit Arrangements;

(v) all Tax records relating to the Spinco Business that form part of the general ledger of any Parent Company, any work papers of Parent’s auditors and any other Tax records (including accounting records) of any Parent Company;

(vi)(A) all assets of Parent or any of its Subsidiaries not held or owned by or used exclusively in connection with the Spinco Business, except to the extent specifically identified in this Exhibit A as a Transferred Asset, (B) all rights, title and interests in, to and under the Excluded Contracts, (C) all rights, title and interests in, to and under the Shared Contracts (Parent Companies), subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Parent Companies), (D) all rights, title and interests in, to and under the Assets identified on Schedule A-4, and (E) all Assets otherwise relating to or arising out of any business or operations other than the Spinco Business;

(vii) all rights, title and interests of Parent or any of its Subsidiaries in Owned Real Property, other than (A) the Spinco Owned Real Property, and (B) the rights of Spinco Companies in respect of the Leased Premises as contemplated by the Transaction Documents;

(viii) all rights, title and interests in the Leased Real Property, except to the extent assigned or subleased to the Spinco Companies in accordance with this Agreement;

(ix) all rights and claims of Parent or any of its Subsidiaries (other than a Spinco Company) under any of the Transaction Documents and the agreements and instruments delivered to Parent Companies by Spinco Companies, Merger Partner or Merger Partner Sub, or any of their respective Affiliates pursuant to any of the Transaction Documents;

(x) all notes receivable (including intercompany promissory notes) or similar claims or rights (whether or not billed or accrued and however documented) of the Spinco Business from any Parent Companies relating to or arising out of the financing of the Spinco Business or the transfer of cash to or from the Spinco Business (but excluding, for the avoidance of doubt, any cash or cash equivalents constituting Cash as provided for in Section 2.08);

(xi) except for the shares of capital stock of the Spinco Companies and the joint venture entities as contemplated by clause (iii) of the definition of Transferred Assets, all capital stock or any other securities owned by Parent or any of its Subsidiaries;

(xii) all Parent Intellectual Property, including the Excluded Intellectual Property, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(xiii) all assets relating to Employee Plans and Benefit Arrangements, except to the extent (A) such assets are held directly by any Spinco Subsidiary or by a trust associated with an Employee Plan or Benefit Arrangement sponsored by a Spinco Company and are exclusively applicable to employees of the Spinco Business or (B) the Employee Matters Agreement provides for the transfer of such assets to a Spinco Company or to a trust associated with an Employee Plan or Benefit Arrangement sponsored by a Spinco Company;

(xiv) except to the extent provided in a Supply Agreement, all Intra-Lockheed Martin Work Transfer Agreements and all quotations, bids or proposals submitted by Parent Companies or Spinco Companies in response to Requests for Intra- Lockheed Martin Quotations, and all rights and benefits in respect of other interdivision, intradivision (including purchase orders, task orders or similar arrangements within Parent’s Information Systems & Global Solutions business segment, which as of January 1, 2016 includes the former Technical Services line of business of Parent’s Missiles & Fire Control business segment) or Intra- Lockheed Martin agreements or arrangements such as memoranda of understanding and teaming agreements in respect of the Spinco Business;

(xv) Parent’s rights, title and interests in, to and under the Contracts listed on Schedule A-3; provided that as set forth in the Assignment and Assumption Agreement, such Contracts shall be partially assigned and transferred to Spinco such that each of Parent and Spinco shall remain parties thereto and beneficiaries thereof;

(xvi) subject to the terms and conditions of Section 2.04, subject to the grant of the Right to Use certain Data pursuant to Section 2.10, and except to the extent identified in this Exhibit A as a Transferred Asset, all Excluded Parent Company Data;

(xvii) all Assets that are expressly contemplated by this Agreement and any other Transaction Document as Assets to be retained by any Parent Company; and

(xviii) all assets related to Excluded Liabilities and, other than any Transferred Assets, any and all Assets of Parent and its Subsidiaries that are used, held for use in, or related to, businesses of Parent other than the Spinco Business.

“Excluded Contracts” means (i) the Contracts identified on Schedule A-5 and (ii) (A) the Shared Contracts (Parent Companies), subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Parent Companies) and (B) all rights and benefits under, subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Spinco Companies).

“Excluded Intellectual Property” means the Intellectual Property listed on Attachment II to the Intellectual Property Matters Agreement.

“Excluded Liabilities” means the following Liabilities:

(i) all Liabilities in respect of trade and other accounts payable and notes payable of the Spinco Business for which a Parent Company is the obligee;

(ii) except for obligations in respect of the Spinco Special Cash Payment, all Liabilities, whether presently in existence or arising after the date of the Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued and however documented) to Parent Companies relating to or arising out of the financing of the Spinco Business or the transfer of cash to or from the Spinco Business;

(iii) except to the extent provided in a Supply Agreement, all Liabilities in respect of any Intra- Lockheed Martin Work Transfer Agreements, quotations, bids or proposals submitted by Parent Companies or Spinco Companies in response to Requests for Intra- Lockheed Martin Quotations, other interdivision, intradivision (including purchase orders, task orders or similar arrangements within Parent’s Information Systems & Global Solutions business segment, which as of January 1, 2016 includes the former Technical Services line of business of Parent’s Missiles & Fire Control business segment) or Intra- Lockheed Martin agreements or arrangements, such as memoranda of understanding and teaming agreements in respect of the Spinco Business, in each case constituting Excluded Assets;

(iv) all Liabilities, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Parent Companies or the Spinco Companies in connection with the Contemplated Transactions (other than, for the avoidance of doubt, any financing fees or expenses payable by a Spinco Company in connection with the Spinco Financing Arrangements);

(v) all Liabilities of the Parent Companies in respect of indebtedness for borrowed money (it being understood that Liabilities in respect of the Spinco Financing Arrangements, including the Spinco Debt, and all other indebtedness for borrowed money incurred by the Spinco Companies after the Cut-Off Time and not incurred in violation of Section 6.01(a)(xv) of the Merger Agreement, are not Excluded Liabilities (other than to the extent such Liabilities are Excluded Liabilities in clause (iv) of this definition));

(vi) all Liabilities under the Excluded Contracts;

(vii) all Liabilities expressly retained or assumed by Parent Companies pursuant to the Tax Matters Agreement or the Employee Matters Agreement, and all Liabilities contemplated by Schedule A-16; and

(viii) all Liabilities arising from the activities contemplated by Section 2.06(b).

“Excluded Parent Company Data” means all Data of Parent Companies and the Spinco Companies, other than Transferred Spinco Data.

“Excluded Third Party Data” means all Data of any Person that is not a Parent Company or a Spinco Company, other than Transferred Third Party Data.

“Export Control Laws” means all Applicable Laws concerning the export or reexport of products, services or technology to foreign countries or foreign persons, including the Export Administration Act of 1979, the Export Administration Regulations, any international sanctions programs promulgated under the International Emergency Economic Powers Act, the Foreign Assets Control Regulation, the Arms Export Control Act, the ITAR, any other export controls administered by an agency of the U.S. Government, as amended and continued in force by Executive Orders of the President regarding restrictions on trade with designated countries and Persons, restrictions administered by the United States Office of Foreign Assets Control, the antiboycott regulations administered by the United States Department of Commerce, the Tax Reform Act of 1976 to the Internal Revenue Code, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, European Union Controls on exports of dual-use items and technology implemented pursuant to Council Regulation (EC) No 428/2009 and restrictions by other countries on holding foreign currency and repatriating funds, in each case as they may be amended from time to time.

“Federal Acquisition Regulation” means Title 48, Chapter 1, of the United States Code of Federal Regulations.

“Financial Support Arrangements” means any Liabilities of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person (and, in the case of Parent, any other division or business of Parent, including the Spinco Business), including remaining Liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit, standby letters of credit and surety bonds (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations.

“Former Spinco Business Employee” means any former employee who performed substantially all of his or her services in connection with the Spinco Business.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“Government Bid” means a Bid issued by a contractor that, if accepted, would result in a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, modification, change order, undefinitized contract action or other contractual arrangement of any kind, between such Person and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group” means (i) with respect to Parent, the Parent Companies and (ii) with respect to Spinco, the Spinco Companies.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act, as amended, and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

“Inactive Contract” means any Contract for which performance has been completed or that has terminated, whether or not performance under any such Contract has been completed or has terminated prior to the Distribution Date, including inactive Contracts and Contracts in the close-out process.

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all foreign and domestic (i) Trademarks; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, invention, invention disclosures, and design registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) rights in confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists, and rights in any other data; (iv) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) rights in IT Systems, algorithms, databases, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; and (vi) all rights in the foregoing and similar intangible assets.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement by and between Parent and Spinco in substantially the form contemplated by Attachment VII, as the same may be amended from time to time.

“Intercompany Accounts” means any receivable, payable or loan between any member of Parent’s Group, on the one hand, and any member of Spinco’s Group, on the other hand, that exists prior to the Distribution Effective Time, except for (i) the Spinco Special Cash Payment and (ii) any such receivable, payable or loan that arises pursuant to this Agreement or any other Transaction Document.

“Interest Rate” means, on any given day, the rate per annum equal to the “prime” rate as published on such day in the Wall Street Journal, Eastern Edition.

“IT Systems” means computer systems (including, for clarity, computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended.

“Lease Term Sheet” means, with respect to each of the Leased Premises, the summary of terms and conditions to govern the lease of such Leased Premises by the applicable Parent Company to the applicable Spinco Company, as set forth in Attachment XIX;

“Leaseback Facilities” means the facilities and parcels of Transferred Owned Real Property identified on Schedule A-6, portions of which are contemplated to be leased to Parent (or to Parent Companies designated by Parent) under this Agreement and the Transaction Documents.

“Leaseback Premises” means, with respect to each of the Leaseback Facilities, those portions of such Leaseback Facility that will be leased to Parent (or to Parent Companies designated by Parent) under this Agreement and the Transaction Documents, as reflected on the Leaseback Term Sheet therefor.

“Leaseback Term Sheet” means, with respect to each of the Leaseback Premises, the summary of terms and conditions to govern the lease of such Leaseback Premises by the applicable Spinco Company to the applicable Parent Company, as set forth in Attachment XXI;

“Leased Facilities” means the facilities and parcels of Owned Real Property identified on Schedule A-7, portions of which are contemplated to be leased to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents.

“Leased Premises” means, with respect to each of the Leased Facilities, those portions of such Leased Facility that will be leased to Spinco (or to Spinco Companies designated by Spinco) as reflected on the Lease Term Sheet therefor.

“Leased Real Property” means Real Property leased by Parent or any Parent Company.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise.

“Licensed Intellectual Property” means the Parent Intellectual Property licensed by Parent or its Affiliates to Spinco pursuant to the Intellectual Property Matters Agreement, in each case excluding any of the Transferred Intellectual Property.

“Licensed-Back Intellectual Property” means the Transferred Intellectual Property licensed by Spinco to Parent under the Intellectual Property Matters Agreement.

“Licensed Premises” means, with respect to each of the Shared Facilities, those portions of such Shared Facility that will be licensed to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents, as reflected on the Licensed Premises Term Sheet therefor.

“Licensed Premises Term Sheets” means, with respect to each of the Licensed Premises, the summary of terms and conditions to govern the license of such Licensed Premises by the applicable Parent Company to the applicable Spinco Company, as set forth in Attachment XX.

“LMC Disclosure Letter” has the meaning set forth in the Merger Agreement.

“Merger Effective Time” means the effective time of the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

“Net Working Capital” means (i) all Transferred Assets of the Spinco Business constituting “current” assets, minus (ii) all Assumed Liabilities of the Spinco Business constituting “current” liabilities, calculated in accordance with the Accounting Principles. For the avoidance of doubt, the assets of the Spinco Business taken into account in the computation of Net Working Capital shall not include Cash.

“NISPOM” means the National Industrial Security Program Operating Manual (DoD 5220.22-M) issued in February 2006 and updated on March 28, 2013.

“Owned Real Property” means Real Property owned by Parent or any Parent Company.

“Parent Business” means the business conducted by Parent and its Affiliates, other than the Spinco Business.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Companies” means Parent and its Subsidiaries, other than the Spinco Companies.

“Parent Company Contract Data” means all Data, other than any Transferred Spinco Data, provided or disclosed at any time prior to the Distribution Effective Time by any Parent Company to the Spinco Business or to any personnel of the Spinco Business, or otherwise made available at any time prior to the Distribution Effective Time by any Parent Company to the Spinco Business in connection with the bidding, proposal or performance of Contracts by the Spinco Business, including where a Parent Company is a subcontractor to the Spinco Business pursuant to Intra- Lockheed Martin Work Transfer Agreements or otherwise.

“Parent Company Proprietary Information” means all confidential or proprietary information and relating to the business, operations or affairs of Parent Companies, including (i) technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, whether or not marked with a restrictive legend of any Parent Company and (ii) any other data, information or documentation marked with a restrictive legend of any Parent Company, in each case provided or disclosed by any Parent Company to the Spinco Business or to any personnel of the Spinco Business, or otherwise made available by any Parent Company to the Spinco Business for any purpose, including in connection with the performance of Contracts by the Spinco Business, including Parent Company Contract Data; provided that Parent Company Proprietary Information shall not include any Transferred Third Party Data, Transferred Spinco Data, Transferred Intellectual Property or Licensed Intellectual Property.

“Parent Financial Support Arrangements” means Financial Support Arrangements maintained by a Parent Company for the benefit of the Spinco Business.

“Parent Intellectual Property” means, other than the Transferred Intellectual Property, all Intellectual Property owned, licensed or otherwise used by Parent or any of its Subsidiaries, including all Licensed Intellectual Property.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, action, cause of action, subpoena, inquiry or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Real Property” means real property rights and interests of any kind or nature whatsoever.

“Record Date” means the close of business on the date determined by the Board of Directors of Parent as the record date for determining stockholders of Parent entitled to receive, as applicable, shares of Spinco Common Stock in the Distribution in the event of the One-Step Spin-Off, or entitled to participate in the Exchange Offer in the event of the Exchange Offer (and, in the case of the Clean-Up Spin-Off, the Distribution Date).

“Record Holders” means the record holders of Parent Common Stock as of the Record Date.

“Remedial Action” means the investigation, clean-up or remediation of contamination or environmental damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including investigations, response, removal and remedial actions under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, and other Environmental Laws.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Right to Use” means with respect to any Data, the right to use, reproduce and modify and otherwise utilize such Data and all Embodiments & Ancillary Materials thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Settlement Liability” means, with respect to any Contract, any net liability computed as the total impact on the net amount to be paid upon final contract settlement, including direct and indirect costs, fees and profits for such Contract in respect of the final agreement of claims or rights arising out of the settlement of an Allowable Cost Audit, including: (i) final indirect costs and rates for government contracts; (ii) Cost Accounting Standards (CAS) matters; (iii) defective pricing matters; or (iv) advance agreements with the U.S. Government.

“Shared Contracts” means Government Contracts that are awarded in the form of a contract vehicle where one of more Governmental Authorities from time to time may issue requests for proposals or issue task orders to Parent or a Subsidiary of Parent, including a Spinco Company, where a member of the Parent Group and a member of the Spinco Group, or the Spinco Business and the Parent Business, have submitted or anticipate submitting proposals to a Governmental Authority, which Shared Contracts may take any number of forms, including an indefinite delivery / indefinite quantity contract, government-wide acquisition contract, blanket purchase agreement, General Services Administration schedule contract or similar contract vehicle.

“Shared Contracts Agreement—Shared Contracts (Parent Companies)” means the Shared Contracts Agreement by and between Parent and Spinco in substantially the form contemplated by Attachment VIII, as the same may be amended from time to time.

“Shared Contracts Agreement—Shared Contracts (Spinco Companies)” means the Shared Contracts Agreement by and between Parent and Spinco in substantially the form contemplated by Attachment IX, as the same may be amended from time to time.

“Shared Contracts (Parent Companies)” means those Shared Contracts identified on Exhibit A of the Shared Contracts Agreement—Shared Contracts (Parent Companies) as Shared Contracts (Parent Companies).

“Shared Contracts (Spinco Companies)” means those Shared Contracts identified on Exhibit A of the Shared Contracts Agreement – Shared Contracts (Spinco Companies) as Shared Contracts (Spinco Companies).

“Shared Facilities” means the facilities and parcels of Real Property identified on Schedule A-8, portions of which are contemplated to be licensed to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents.

“Shared Parent Company Data” means any Excluded Parent Company Data to the extent provided or disclosed or otherwise made available by any Parent Company to, and used non-exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) by, the Spinco Business, prior to the Distribution Effective Time.

“Shared Spinco Company Data” means any Transferred Spinco Data to the extent provided or disclosed or otherwise made available by any Spinco Company to, and used non-exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) by, the Parent Business, prior to the Distribution Effective Time.

“Shared Third Party Data” means any Excluded Third Party Data to the extent provided or disclosed or otherwise made available by any third party to, and used non-exclusively (as between the Parent Business on one hand and the Spinco Business, on the other hand) by, the Spinco Business, prior to the Distribution Effective Time.

“Spinco Borrowing Amount” means $1,841,450,000.

“Spinco Business” has the meaning set forth on Attachment II, it being understood that the Excluded Contracts shall not be considered to be part of the Spinco Business.

“Spinco Business Employee” means, collectively, (i) each employee who performs substantially all of his or her services in connection with the Spinco Business as of the date of this Agreement, (ii) each individual hired after the date of this Agreement and before the Distribution Date who performs substantially all of his or her services in connection with the Spinco Business and (iii) each shared services individual who, immediately before the Distribution Date, performs substantially all of his or her services in connection with the Spinco Business. Parent has used reasonable efforts to provide to RMT Parent an accurate schedule setting forth the Spinco Business Employees as of the date of this Agreement, which schedule Parent shall use reasonable efforts to update as of the Closing.

“Spinco Business Proprietary Information” means all confidential or proprietary information included in the Transferred Assets and relating to the business, operations or affairs of the Spinco Business or any Spinco Company, including (i) technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, whether or not marked with a restrictive legend of the Spinco Business or any Spinco Company and (ii) any other data, information or documentation marked with a restrictive legend of the Spinco Business or any Spinco Company, in each case retained by or otherwise in the possession or control of any Parent Company as of the Distribution Date, provided or disclosed by the Spinco Business or any Spinco Company to any Parent Company or to any personnel of any Parent Company, or otherwise made available by the Spinco Business or any Spinco Company to any Parent Company for any purpose; provided, that Spinco Business Proprietary Information shall not include any Excluded Parent Company Data, Excluded Third Party Data, or Licensed-Back Intellectual Property.

“Spinco Commitment Letter” has the meaning set forth in the Merger Agreement.

“Spinco Common Stock” means the common stock, par value $.01 per share, of Spinco.

“Spinco Companies” means, collectively, Spinco and the Spinco Subsidiaries.

“Spinco Financial Statements” means the combined Spinco Financial Statements as defined in the Merger Agreement.

“Spinco Financial Support Arrangements” means Financial Support Arrangements maintained by a Spinco Company for the benefit of the Parent Business.

“Spinco Financing Amount” means the aggregate gross proceeds (determined before giving effect to any fees, original issue discount, underwriting discount, expenses or other amount, whether or not netted from the proceeds received by Spinco) of the Spinco Financing.

“Spinco Leased Real Property” means, collectively, (i) any Real Property leased by any the Spinco Subsidiary from any third party as of immediately prior to the Distribution Effective Time, and (ii) the Transferred Leased Real Property.

“Spinco Owned Real Property” means, collectively, (i) any Real Property owned by any Spinco Subsidiaries as of immediately prior to the Distribution Effective Time, and (ii) the Transferred Owned Real Property.

“Spinco Special Cash Payment” means a cash payment from Spinco in the amount of $1,800,000,000, payable to Parent prior to the Distribution Effective Time, subject to adjustment as provided in Section 2.08(c) of this Agreement and the last sentence of Section 2.04(c) of the Merger Agreement.

“Spinco Specified Use Amount” means the aggregate amount of (i) the Spinco Special Cash Payment and (ii) the Spinco Specified Financing Costs.

“Spinco Specified Financing Costs” means all fees and expenses under or in connection with the Spinco Financing to the extent payable under the terms of the Spinco Commitment Letter or any or any fee letter related thereto, including arranger fees, commitment fees, upfront fees (with any original issue discount and/or underwriting discount or fees being deemed to be upfront fees for this purpose), interest expense for periods up to and including the Closing Date, and any amounts required to reimburse the financing sources providing the Spinco Financing, including costs of counsel to such financing sources, in each case only to the extent paid by Spinco on or prior to the Closing Date (if any).

“Spinco Subsidiaries” means the entities listed on Schedule A-9.

“Spinco Subsidiary Acquisition Agreement” means any share purchase agreement, stock purchase agreement, share sale agreement, agreement and plan of merger or other similar agreement relating to the acquisition by a Parent or any of its Subsidiaries of a Spinco Subsidiary prior to the Distribution Date.

“Spinco Transfer” means the contribution of the Transferred Assets pursuant to Section 2.02 by Parent to Spinco in consideration for the transfer of the Spinco Common Stock, the transfer to Parent of the Spinco Special Cash Payment and the assumption of the Assumed Liabilities pursuant to Section 2.02, in each case, in accordance with the requirements of this Agreement.

“Subcontract Pending Novation—Parent to Spinco” means the Subcontract Pending Novation by and between Parent and Spinco in substantially the form contemplated by Attachment XI, as the same may be amended from time to time.

“Subcontract Pending Novation—Spinco to Parent” means the Subcontract Pending Novation by and between Parent and Spinco in substantially the form contemplated by Attachment XII, as the same may be amended from time to time.

“Sublease Term Sheet” means, with respect to each of the Subleased Premises, the summary of terms and conditions to govern the sublease of such Subleased Premises by the applicable Parent Company to the applicable Spinco Company, as set forth in Attachment XVIII.

“Subleased Facilities” means the facilities and parcels of Leased Real Property identified on Schedule A-10, portions of which are contemplated to be subleased to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents.

“Subleased Premises” means, with respect to each of the Subleased Facilities, those portions of such Subleased Facility that will be subleased to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents, as reflected on the Sublease Term Sheet therefor.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Supply Agreement—Parent to Spinco” means the supply agreement by and between Parent and Spinco in substantially the form contemplated by Attachment XIII, pursuant to which Parent will continue to provide goods and services to Spinco following the Distribution, as the same may be amended from time to time.

“Supply Agreement—Spinco to Parent” means the supply agreement by and between Parent and Spinco in substantially the form contemplated by Attachment XIV, pursuant to which Spinco will continue to provide goods and services to Parent following the Distribution, as the same may be amended from time to time.

“Supply Agreements” means the Supply Agreement—Parent to Spinco and the Supply Agreement—Spinco to Parent.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax sharing and indemnification agreement by and between Parent, Spinco and Merger Partner attached hereto as Attachment XV, as the same may be amended from time to time.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Trademarks” means all trademarks, service marks, corporate names, brand names, trade names, Internet domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing, including all extensions, modifications and renewals of the same.

“Transaction Documents” means this Agreement, the Merger Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement—Parent to Spinco, the Transition Services Agreement—Spinco to Parent, the Supply Agreement—Parent to Spinco, the Supply Agreement—Spinco to Parent, the Intellectual Property Matters Agreement, the Subcontract Pending Novation—Parent to Spinco, the Subcontract Pending Novation—Spinco to Parent, the Shared Contracts Agreement—Shared Contracts (Parent Companies), the Shared Contracts Agreement—Shared Contracts (Spinco Companies), any Assignment and Assumption Agreement—Parent to Spinco, any Assignment and Assumption Agreement—Spinco to Parent, the Assignment and Assumption of Lease Agreements, the subleases to a Spinco Company in respect of the Subleased Facilities contemplated by the Sublease Term Sheets, the leases to a Spinco Company in respect of the Leased Facilities contemplated by the Lease Term Sheets, the licenses to a Spinco Company in respect of the Shared Facilities contemplated by the Licensed Premises Term Sheets, the lease back to a Parent Company in respect of certain Spinco Owned Real Property contemplated by the Leaseback Term Sheets, any other documents relating to the transfer of Transferred Assets, Excluded Assets, Assumed Liabilities and/or Excluded Liabilities in contemplation of the Distribution, and any other written agreement signed by Parent and Spinco that is expressly identified as a “Transaction Document,” and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferred Assets” means, other than the Excluded Assets, all of the Assets, as the same shall exist on the Distribution Date, owned, leased, held, or licensed by Parent, any Affiliated Transferor or any Spinco Company, whether or not reflected in the books and records thereof, and used exclusively in the conduct of the Spinco Business as the same shall exist on the Distribution Date, and including, except as otherwise specified in this Agreement, all direct or indirect right, title and interest of Parent, any Affiliated Transferor or any Spinco Company in, to and under:

(i) the rights and interests in the Spinco Owned Real Property;

(ii) the rights and interests in the Spinco Leased Real Property, subject to the terms and conditions of Section 14.02;

(iii) the shares of capital stock or other equity interests owned by Parent or any of its Subsidiaries, including any of the Spinco Companies, in the Spinco Companies and in the joint venture entities listed on Schedule A-11;

(iv) other than Intellectual Property and rights and interests therein (which shall constitute Transferred Assets only to the extent set forth in clause (xi) below), all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) that (A) are used exclusively connection with the Spinco Business, or (B) listed on Schedule A-12;

(v)(A) the Contracts listed on Schedule A-2, (B) the Shared Contracts (Spinco Companies), subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Spinco Companies), (C) all rights and benefits under, subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Parent Companies), and (D) all Contracts (subject to clause (vi) below), including Government Contracts (including, subject to Applicable Law, the right to reference all past performance and past experience as having been performed by the Spinco Business; for the avoidance of doubt, to the exclusion of any Parent Company’s right to reference any such past performance or past experience (other than as performed by the Parent Business) after Distribution Effective Time) and Inactive Contracts (other than Intellectual Property licenses, which licenses shall constitute Transferred Assets only to the extent set forth in clause (xi) below, and leases of Leased Real Property, which leases shall constitute Transferred Assets only to the extent set forth in clause (ii) above) that relate exclusively to the Spinco Business; provided that with respect to any Inactive Contract included in the foregoing, the Transferred Assets shall include all rights, benefits, attributes (including all past performance and past experience on the same basis as other Government Contracts) and obligations in respect thereof, but may not include novation of the Contract itself, which is addressed in Section 8.02);

(vi) the Contracts listed on Schedule A-3; provided that as set forth in the Assignment and Assumption Agreement, such Contracts shall be only partially assigned and transferred to Spinco such that each of Parent and Spinco shall remain parties thereto and beneficiaries thereof;

(vii) all Bids, including Government Bids, submitted by Parent or any of its Subsidiaries prior to the Distribution Date on behalf of the Spinco Business;

(viii) all accounts receivable and notes receivable relating exclusively to the operation of the Spinco Business;

(ix) all expenses that have been prepaid by Parent or any of its Subsidiaries relating exclusively to the operation of the Spinco Business, including lease and rental payments;

(x) all rights, claims, credits, causes of action or rights of set-off against Persons other than Parent Companies relating exclusively to the Spinco Business or the Transferred Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(xi) the Transferred Intellectual Property (including the Licensed-Back Intellectual Property), which for the avoidance of doubt shall include a Right to Use all of the foregoing, subject to the terms, conditions and limitations of the Intellectual Property Matters Agreement, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(xii) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by, or granted to, or held or used by, Parent or any of its Subsidiaries and exclusively related to the Spinco Business;

(xiii) subject to the terms and conditions of Section 2.03, the Transferred Third Party Data and any Books and Records to the extent comprising or containing the same which, for the avoidance of doubt, shall include a Right to Use all of the foregoing;

(xiv) subject to the grant of the Right to Use certain Data pursuant to Section 2.10, the Transferred Spinco Data and any Books and Records to the extent comprising or containing the same which, for the avoidance of doubt, shall include a Right to Use all of the foregoing;

(xv)(A) all corporate or limited liability company minute books and related stock records of the Spinco Companies, and all information and records related exclusively to the Spinco Companies used to demonstrate compliance with Applicable Law and any other compliance records exclusively related to the Spinco Business and (B) all of the separate financial and property tax records of the members of the Spinco Companies that do not form part of the general ledger of Parent or any of its Affiliates (other than the Spinco Companies);

(xvi) all insurance proceeds (except to the extent relating to Excluded Assets or Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any Transferred Assets (or assets existing as of the date of this Agreement that would have been Transferred Assets but for the occurrence of the event giving rise to the insurance proceeds) to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Distribution Date;

(xvii) those assets relating to Employee Plans and Benefit Arrangements expressly provided in the Employee Matters Agreement to be transferred to Spinco or to a trust associated with an employee plan or benefit arrangement sponsored by Spinco; and

(xviii) subject to Section 2.03, except to the extent not transferable under the terms of any license related thereto, all software programs, documentation and other related materials used or held for use exclusively in connection with the Spinco Business, including licenses from the licensor of the software, for (A) software embedded in any hardware or equipment that is a Transferred Asset, and (B) operating system software and COTS software installed in any computer, workstation, personal digital assistant, cell phone or other communications device that is a Transferred Asset.

“Transferred Facilities” means, collectively, the Spinco Owned Real Property, the Spinco Leased Real Property, the Subleased Premises and the Licensed Premises.

“Transferred Intellectual Property” means the Intellectual Property listed on Attachment I to the Intellectual Property Matters Agreement.

“Transferred Leased Real Property” means the Leased Real Property identified on Schedule A-13.

“Transferred Owned Real Property” means the Owned Real Property identified on Schedule A-14.

“Transferred Spinco Data” means all Data of Parent and its Subsidiaries (including the Spinco Companies) used exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) in the Spinco Business.

“Transferred Third Party Data” means all Data of any third party other than a Parent Company or a Spinco Company that has been provided or disclosed or otherwise made available exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) to, or is maintained or used exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) by, the Spinco Business, including pursuant to Contracts of the Spinco Business (including Government Contracts).

“Transition Services Agreement—Parent to Spinco” means the transition services agreement in the form attached as Attachment XVI pursuant to which Parent will provide certain services to Spinco on a transition basis following the Distribution.

“Transition Services Agreement—Spinco to Parent” means the transition services agreement in the form attached as Attachment XVII pursuant to which Spinco will provide certain services to Parent on a transition basis following the Distribution.

“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	16.09(a)
Accounting Principles	2.08(b)
Agreement	Preamble
Arbitral Tribunal	16.09(d)
ASBCA Matter	7.03(e)
Casualty Loss	8.08
Clean-Up Spin-Off	Recitals
Condemnation Event	8.08
Consent Fee	2.03(a)
Contract Party	8.02(c)
COTS	2.03(a)
Cut-Off Time	2.08(a)
Data Migration	11.03(a)
Day-One Plan	11.03(a)
Day-One Readiness	11.03(a)
Deductible	7.04(d)
Delaware Courts	16.09
Dispute	16.09(a)
Distribution	Recitals
DSS	3.01(c)

Exchange Offer	Recitals
Final Closing Cash	2.08(a)
Final Net Working Capital Amount	2.08(a)
Final Statement	2.08(a)
Indemnified Claim	7.03(a)
Indemnified Person	7.03(a)
Indemnifying Party	7.03(a)
Insurance Liabilities	8.05(b)
Internal Reorganization	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger Partner	Recitals
Merger Partner Sub	Recitals
MSA Matter	7.03(e)
Novation Party	8.02(c)
One-Step Spin-Off	Recitals
Parent	Preamble
Parent Cash Distribution	3.04(b)
Parent Counsel	5.05(a)
Parent Data	11.03(a)
Parent Indemnified Parties	7.02(a)
Parent Novation Agreements	8.02(b)
Party or Parties	Preamble
Privileged Information	5.05(b)
Proposed Closing Cash	2.08(a)
Proposed Final Net Working Capital Amount	2.08(a)
Proposed Statement	2.08(a)
Rules	16.09(a)
Segregated Account	3.04(b)
Separation	Recitals
Separation/Migration Plan	11.03(a)
Spinco	Preamble
Spinco Data	11.03(a)
Spinco Debt	3.04(a)
Spinco Financing Arrangements	Recitals
Spinco Indemnified Parties	7.02(b)
Spinco Novation Agreements	8.02(a)
Spinco Registration Statement	4.03(a)
Systems	11.03(a)
Systems Separation	11.03(a)
Tax Matters	10.01
Third Party Claim	7.03(a)
Third Party Proprietary Information	2.03(c)
Transaction Engagement	5.05(a)
Transaction Engagement Communications	5.05(a)
Unaffiliated Accounting Firm	2.08(a)
Undisclosable Contracts	2.08(d)